As filed with the Securities and Exchange Commission on May 22, 2008

Registration No. 333-149278

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JABIL CIRCUIT, INC.

(Exact name of registrant as specified in its charter)

Delaware	3672	34-188620
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

10560 Dr. Martin Luther King, Jr. Street North

St. Petersburg, Florida 33716

(727) 577-9749

(Address, including zip code, and telephone number, including area code, of

Registrant’s principal executive offices)

Robert L. Paver, Esq.

Secretary and General Counsel

Jabil Circuit, Inc.

10560 Dr. Martin Luther King, Jr. Street North

St. Petersburg, Florida 33716

(727) 577-9749

(Name, address, including zip code, and telephone number, including area code,

of agent for service)

Copies of all communications to:

Chester E. Bacheller, Esq.

Holland & Knight LLP

100 North Tampa Street, Suite 4100

Tampa, Florida 33602

Phone: (813) 227-8500

Fax: (813) 229-0134

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not consummate the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell or exchange these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, sale or exchange is not permitted.

SUBJECT TO COMPLETION, DATED MAY 22, 2008

PROSPECTUS

Jabil Circuit, Inc.

Offer to Exchange

$400,000,000

8.250% Senior Notes due 2018 of Jabil Circuit, Inc.

Registered under the Securities Act of 1933, as amended,

For

Any and All Outstanding 8.250% Senior Notes due 2018

On January 16, 2008, we issued $250.0 million in aggregate principal amount of unregistered 8.250% Senior Notes due 2018. On May 19, 2008, we issued $150.0 million in aggregate principal amount of unregistered 8.250% Senior Notes due 2018 that, other than the issuance date, the term and the aggregate principal amount, are substantially identical to the notes issued on January 16, 2008 (collectively, the “Unregistered Notes”). We are conducting the exchange offer in order to provide you with an opportunity to exchange your Unregistered Notes for freely tradable 8.250% Senior Notes due 2018 that have been registered (the “Registered Notes,” and collectively with the Unregistered Notes the “Notes”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

The Exchange Offer

•	We will exchange all outstanding Unregistered Notes that are validly tendered and not validly withdrawn for an equal principal amount of Registered Notes that are freely tradable.

•	You may withdraw tenders of Unregistered Notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2008, unless we extend it.

•	The exchange of Unregistered Notes for Registered Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•

The terms of the Registered Notes to be issued in the exchange offer are substantially identical to the Unregistered Notes, except that the Registered Notes will be registered under the Securities Act and will not have any transfer restrictions, registration rights or rights to additional special interest.

•	No public market exists for the Registered Notes. We do not intend to apply for listing of the Registered Notes or to arrange for them to be quoted on a quotation system.

•	We will not receive any proceeds from the exchange offer.

Each broker-dealer that receives Registered Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Registered Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Unregistered Notes where such Unregistered Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Investing in the Registered Notes involves risks. See “ Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Registered Notes to be distributed in the exchange offer or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2008.

You should rely only on the information contained in this prospectus prepared by or on behalf of us. We have not authorized anyone to provide you with information that is different. We are not making an offer to exchange Unregistered Notes in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

This prospectus incorporates important business and financial information about the Company that is not included in or delivered with the prospectus. See “Available Information.” This information is available without charge to security holders upon request to Jabil Circuit, Inc.’s Investor Relations department by calling (727) 803-3349, by writing to Investor Relations, Jabil Circuit, Inc., 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716 or by sending an e-mail to investor_relations@jabil.com. To obtain timely delivery, security holders must request the information no later than                     , 2008, which is five business days before the expiration date of the exchange offer.

In this prospectus, the terms “the Company,” “Jabil,” “we,” “our” or “us” refer to Jabil Circuit, Inc. together with its subsidiaries unless the context suggests otherwise.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), which provide protections for forward-looking statements, however, please note that these protections do not apply to any of the statements made in this prospectus in connection with the tender offer. These forward-looking statements (such as when we describe what “will,” “may” or “should” occur, what we “plan,” “intend,” “estimate,” “believe,” “expect” or “anticipate” will occur, and other similar statements) include, but are not limited to, statements regarding future sales and operating results, future prospects, anticipated benefits of proposed (or future) acquisitions and new facilities, growth, the capabilities and capacities of business operations, any financial or other guidance and all statements that are not based on historical fact, but rather reflect our current expectations concerning future results and events. We make certain assumptions when making forward-looking statements, any of which could prove inaccurate, including, but not limited to, statements about our future operating results and business plans. Therefore, we can give no assurance that the results implied by these forward-looking statements will be realized. Furthermore, the inclusion of forward-looking information should not be regarded as a representation by Jabil or any other person that future events, plans or expectations contemplated by Jabil will be achieved. The ultimate correctness of these forward-looking statements is dependent upon a number of known and unknown risks and events, and is subject to various uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. The following important factors, among others, could affect future results and events, causing those results and events to differ materially from those expressed or implied in our forward-looking statements:

•	business conditions and growth or declines in our customers’ industries, the electronic manufacturing services industry and the general economy;

•	the results of the review of our past stock option grants and revenue recognition being conducted by governmental authorities and related litigation, and any ramifications thereof;

•	variability of operating results;

•	our dependence on a limited number of major customers;

•	the potential consolidation of our customer base;

•	availability of components;

•	our dependence on certain industries;

•	seasonality;

•	the variability of customer requirements;

•	our substantial international operations, and the resulting risks related to our operating internationally;

•	our ability to successfully negotiate definitive agreements and consummate acquisitions, and to integrate operations following consummation of acquisitions;

•

our ability to take advantage of our past and current restructuring efforts to improve utilization and realize savings and whether any such activity will adversely affect our cost structure, our ability to service customers and our labor relations;

•	our ability to maintain our engineering, technological and manufacturing process expertise;

•	other economic, business and competitive factors affecting our customers, our industry and our business generally; and

•	other factors that we may not have currently identified or quantified.

i

For a further description of various risks, relevant factors and uncertainties that could cause future results or events to differ materially from those expressed or implied in our forward-looking statements, see the “Risk Factors” section contained elsewhere in this prospectus. Given these risks and uncertainties, the reader should not place undue reliance on these forward-looking statements.

All forward-looking statements included in this prospectus are made only as of the date of this prospectus, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur, or of which we hereafter become aware. You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even if our situation changes in the future. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

ii

SUMMARY

This summary does not contain all of the information that you should consider before investing in the Registered Notes. To understand this exchange offer fully, you should carefully read this entire prospectus and the documents incorporated by reference in this prospectus.

Our Company

We are one of the leading providers of worldwide electronic manufacturing services and solutions. We provide comprehensive electronics design, production, product management and after-market services to companies in the aerospace, automotive, computing, consumer, defense, industrial, instrumentation, medical, networking, peripherals, storage and telecommunications industries. We currently depend, and expect to continue to depend, upon a relatively small number of customers for a significant percentage of our net revenue. Based on net revenue for the fiscal year ended August 31, 2007, our largest customers included Cisco Systems, Inc., EMC Corporation, Hewlett-Packard Company, International Business Machines Corporation, Network Appliance Inc., NEC Corporation, Nokia Corporation, Royal Philips Electronics, Tellabs, Inc., and Valeo S.A. Based on net revenue for the six months ended February 29, 2008 our largest customers currently include Cisco Systems, Inc., Hewlett-Packard Company, International Business Machines Corporation, Motorola, Inc., Network Appliance Inc., NEC Corporation, Nokia Corporation, Nokia Siemens Networks S.p.A., Royal Philips Electronics, and Tellabs, Inc. For the fiscal year ended August 31, 2007, we had net revenue of approximately $12.3 billion and net income of approximately $73.2 million. For the six months ended February 29, 2008, we had net revenue of approximately $6.4 billion and net income of approximately $38.0 million.

We offer our customers electronics design, production, product management and after-market solutions that are responsive to their manufacturing needs. Our business units are capable of providing our customers with varying combinations of the following services:

•	integrated design and engineering;

•	component selection, sourcing and procurement;

•	automated assembly;

•	design and implementation of product testing;

•	parallel global production;

•	enclosure services;

•	systems assembly, direct-order fulfillment and configure-to-order; and

•	after-market services.

We currently conduct our operations in facilities that are located in Austria, Belgium, Brazil, China, England, France, Germany, Hungary, India, Ireland, Italy, Japan, Malaysia, Mexico, The Netherlands, Poland, Scotland, Singapore, Taiwan, Ukraine, the U.S. and Vietnam. Our global manufacturing production sites allow our customers to manufacture products in parallel in what we believe are the most efficient marketplaces for their products. Our services allow customers to improve supply-chain management, reduce inventory obsolescence, lower transportation costs and reduce product fulfillment time. We have identified our global presence as a key to assessing our business performance.

Recent Developments

Note Offerings in January 2008 and May 2008

On January 16, 2008, we completed the issuance of $250.0 million in aggregate principal amount of Unregistered Notes pursuant to Rule 144A and Regulation S under the Securities Act (the “January 2008 Note Offering”). The Unregistered Notes issued in the January 2008 Note Offering bear interest from January 16, 2008 at the rate of 8.250% per annum, payable semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2008. The Unregistered Notes issued in the January 2008 Note Offering were sold at 99.965% of par value. We used the net proceeds to repay approximately $245.7 million of our borrowings under the revolving credit portion of our $1.2 billion amended and restated five-year unsecured credit facility (the “Credit Facility”). The Credit Facility expires on July 19, 2012. As of May 7, 2008, borrowings of $140.0 million were outstanding under the revolving credit portion of the Credit Facility at a weighted average interest rate of 3.35% per annum.

On May 19, 2008, we completed the issuance of $150.0 million in aggregate principal amount of Unregistered Notes pursuant to Rule 144A and Regulation S under the Securities Act (the “May 2008 Note Offering”). The Unregistered Notes issued in the May 2008 Note Offering bear interest from January 16, 2008 at the rate of 8.250% per annum, payable semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2008. The Unregistered Notes issued in the May 2008 Note Offering were sold at 97.500% of par value, plus accrued interest from January 16, 2008, of approximately $4.2 million. We used the net proceeds to repay approximately $148.5 million of our borrowings under the revolving credit portion of the Credit Facility.

Recent Stock Option Related Class Action Litigation Development

As previously disclosed, we and certain of our officers and directors have been sued in putative class actions in the United States District Court for the Middle District of Florida alleging violations of Sections 10(b), 20(a) and 14(a) of the Exchange Act in connection with an alleged scheme to fraudulently backdate the grant date of various stock options for certain senior officers and directors, causing our financial statements to understate management compensation and overstate net earnings. In addition, the actions asserted that our proxy statements falsely stated that we had adhered to our option grant policy of granting options at the closing price of our shares on the trading date immediately prior to the date of the grant. The plaintiffs also alleged that the defendants failed to timely disclose the facts and circumstances that led us, on June 12, 2006, to lower our prior guidance for net earnings for the third quarter of fiscal 2006. Plaintiffs further sought relief against certain officers and directors for insider trading in violation of Section 20A of the Exchange Act. The plaintiffs filed their First Amended Class Action Complaint setting forth such claims on June 30, 2007 and we thereafter moved to dismiss such Complaint.

On April 9, 2008, the District Court granted our motion to dismiss as to all counts and all defendants without prejudice and granted plaintiffs leave to file a further amended complaint on or before May 12, 2008. On May 12, 2008, plaintiffs filed their Second Amended Class Action Complaint (the “Amended Complaint”). The Amended Complaint asserts substantially the same causes of action against the same defendants, predicated largely on the same allegations of fact as in the previously-dismissed complaint except insofar as plaintiffs added KPMG LLP, our independent registered public accounting firm, as a defendant and added additional allegations with respect to (a) pre-class period option grants, (b) the professional background of certain defendants, (c) option grants to non-executive employees, (d) our restatement of our financial results for certain periods between 1996 and 2005 and (e) trading by the named plaintiffs and certain of the defendants during the class period. The Amended Complaint also includes an additional claim for insider trading against certain defendants pursuant to Rules 10b-5 and 10b5-1 promulgated pursuant to the Exchange Act. We believe that the Amended Complaint is as without merit as the prior complaint dismissed by the District Court and we will continue to vigorously defend the action, although no assurance can be given as to the ultimate outcome of any such further proceedings.

For additional information regarding these and other related matters, please see the information incorporated herein by reference in “Legal Proceedings” in Part I, Item 3 of our Annual Report on Form 10-K for the year ended August 31, 2007 and Part II, Item 1 of each of our Quarterly Reports on Form 10-Q for the quarters ended November 30, 2007 and February 29, 2008, as well as the information incorporated herein by reference in “Risk Factors – We are involved in reviews of our historical stock option grant practices,” “Risk Factors – The matters relating to the Special Committee’s review of our historical stock option granting practices and the restatement of our Consolidated Financial Statements have resulted in expanded litigation and regulatory proceedings against us and may result in future litigation, which could have a material adverse effect on us” and “Risk Factors – We are involved in an SEC review of our recognition of revenue for certain historical transactions” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended August 31, 2007 and Part II, Item 1A of each of our Quarterly Reports on Form 10-Q for the quarters ended November 30, 2007 and February 29, 2008.

Summary of the Exchange Offer

Securities Offered	We are offering up to $400.0 million aggregate principal amount of Registered Notes, which will be registered under the Securities Act.

The Exchange Offer	We are offering to issue the Registered Notes in exchange for a like principal amount of your Unregistered Notes. We are offering to issue the Registered Notes to satisfy our obligations contained in Registration Rights Agreements dated January 16, 2008 (the “January Registration Rights Agreement”) and May 19, 2008 (the “May Registration Rights Agreement” and collectively with the January Registration Rights Agreement, the “Registration Rights Agreements”) entered into when the Unregistered Notes were sold in transactions permitted by Rule 144A and Regulation S under the Securities Act and therefore not registered with the Securities and Exchange Commission (the “SEC”). For procedures for tendering, see “The Exchange Offer.”

Tenders, Expiration Date, Withdrawal	The exchange offer will expire at 5:00 p.m. New York City time on , 2008 unless it is extended. If you decide to exchange your Unregistered Notes for Registered Notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the Registered Notes. If you decide to tender your Unregistered Notes in the exchange offer, you may withdraw them at any time prior to expiration of the exchange offer. If we decide for any reason not to accept any Unregistered Notes for exchange, your Unregistered Notes will be returned to you without expense to you promptly after the exchange offer expires.

Conditions to the Exchange Offer	We will complete this exchange offer only if:

• the exchange offer does not violate applicable law or any applicable interpretation of the staff of the SEC;

•        no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, and no material adverse development shall have occurred in any existing action or proceeding with respect to us; and

• we obtain all the governmental approvals we deem necessary to complete this exchange offer.

Please refer to the section in this prospectus entitled “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Unregistered Notes	To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your Unregistered Notes to be exchanged and all other documents required by the letter of transmittal, to The Bank of New York Trust Company, N.A. as exchange agent, at its address indicated under “The Exchange Offer—Exchange Agent.” In the alternative, you can tender your Unregistered Notes by book-entry delivery following the procedures described in this prospectus. For more information on tendering your Unregistered Notes, please refer to the section in this prospectus entitled “The Exchange Offer—Procedures for Tendering Unregistered Notes.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of Unregistered Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Unregistered Notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your Unregistered Notes and you cannot provide the required documents to the exchange agent by the time required, you may tender your Unregistered Notes by using the guaranteed delivery procedures described under the section of this prospectus entitled “The Exchange Offer—Guaranteed Delivery Procedures.”

Material U.S. Federal Income Tax Considerations	Your exchange of Unregistered Notes for Registered Notes in the exchange offer will not result in any income, gain or loss to you for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the Registered Notes in the exchange offer.

Exchange Agent	The Bank of New York Trust Company, N.A. is the exchange agent for the exchange offer. The address, telephone number and facsimile number of the exchange agent are set forth under “The Exchange Offer—Exchange Agent.”

Fees and Expenses	We will pay all expenses related to this exchange offer. Please refer to the section of this prospectus entitled “The Exchange Offer—Fees and Expenses.”

Consequences of Failure to Exchange	If you fail to tender your Unregistered Notes in the exchange offer, except as described under “The Exchange Offer,” you will not have any further rights under the Registration Rights Agreements, including any right to require us to register your Unregistered Notes or to pay you additional special interest. See “The Exchange Offer—Consequences of Failure to Exchange.”

You will be able to resell the Registered Notes without registering them with the SEC if you meet the requirements described below:

Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that Registered Notes issued in exchange for Unregistered Notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the Registered Notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

•	you are not one of our “affiliates,” which is defined in Rule 405 of the Securities Act;

•	you acquired the Unregistered Notes to be exchanged for Registered Notes in the exchange offer in the ordinary course of your business;

•	you do not have any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Unregistered Notes or the Registered Notes; and

•	you are not engaged in, and do not intend to engage in, a distribution (within the meaning of the Securities Act) of the Unregistered Notes or the Registered Notes.

If you are an affiliate of ours, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of Registered Notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you are a broker-dealer and receive Registered Notes for your own account in the exchange offer:

•	you must represent that you do not have any arrangement with us or any of our affiliates to distribute the Registered Notes;

•

you must acknowledge that you will deliver a prospectus in connection with any resale of the Registered Notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

•

you may use this prospectus, as it may be amended or supplemented from time to time, for a period of one year from the expiration date of this exchange offer, in connection with the resale of Registered Notes received in exchange for Unregistered Notes acquired by you as a result of market-making or other trading activities.

The Company has agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

Summary of the Registered Notes

This summary is not a complete description of the Registered Notes. For a more detailed description of the Registered Notes, see “Description of Notes” in this prospectus.

Issuer	Jabil Circuit, Inc.

Registered Notes Offered	$400.0 million aggregate principal amount of 8.250% Senior Notes due 2018. The forms and terms of the Registered Notes are substantially identical to the forms and terms of the Unregistered Notes except that the Registered Notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not be entitled to registration rights under the Registration Rights Agreements or additional special interest. The Registered Notes will evidence the same debt as the Unregistered Notes.

Maturity	The Registered Notes will mature on March 15, 2018, unless earlier redeemed or repurchased.

Interest Rate	The Registered Notes will bear interest from January 16, 2008 at the rate of 8.250% per annum.

Interest Payment Dates	March 15 and September 15 of each year, beginning September 15, 2008.

Interest Rate Adjustment	The interest rate payable on the Registered Notes will be subject to adjustments from time to time if either of Moody’s Investor Services, Inc. (“Moody’s”) or Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc. (“S&P”), or any substitute rating agency, downgrades (or subsequently upgrades) the credit rating assigned to the Registered Notes. See “Description of Notes – Interest Rate Adjustment.”

Ranking of Registered Notes	The Registered Notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior and unsecured debt obligations. The Registered Notes will be structurally subordinated to existing and future indebtedness and other liabilities of our subsidiaries. In addition, the Registered Notes will be effectively subordinated to all of our and our subsidiaries’ present and future secured indebtedness. See “Risk Factors – Risks Related to the Registered Notes – The Registered Notes will be structurally junior to the indebtedness and other liabilities of our subsidiaries;” and “– The Registered Notes will be unsecured and will be effectively subordinated to all of our and our subsidiaries’ secured obligations to the extent of the value of the collateral securing such obligations.”

Sinking Fund	None.

Optional Redemption	We may redeem the Registered Notes, in whole or in part, at any time at redemption prices determined as set forth under the heading “Description of Notes – Optional Redemption.”

Change of Control Repurchase Event	Upon the occurrence of a “change of control repurchase event,” as defined under “Description of Notes – Purchase of Registered Notes upon a Change of Control Repurchase Event,” we will be required to make an offer to purchase the Registered Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Certain Covenants	The indenture governing the Registered Notes contains covenants limiting our ability and/or our subsidiaries’ ability to:

•        create certain liens;

•        enter into sale and leaseback transactions;

•        create, incur, issue, assume or guarantee funded debt (applies to our “restricted subsidiaries” only);

•        guarantee any of our indebtedness (applies to our subsidiaries only); and

•        consolidate or merge with, or convey, transfer or lease all or substantially all our assets to, another person.

However, each of these covenants is subject to a number of significant exceptions. You should read “Description of Notes – Certain Covenants” for a description of these covenants.

Form and Denominations

We will issue the Registered Notes in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each of the Registered Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”).

You will hold beneficial interests in the Registered Notes through DTC, and DTC and its direct and indirect participants will record your beneficial interest in their books. Except under limited circumstances, we will not issue certificated Registered Notes.

Further Issuances	We may create and issue additional notes ranking equally with the Registered Notes offered in this exchange offer and otherwise similar in all respects (other than the issue date and offering price or the first payment of interest following the issue date of such further notes). These additional notes would be consolidated and form a single series with the Registered Notes offered in this exchange offer.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Registered Notes in exchange for the Unregistered Notes. We are making this exchange solely to satisfy our obligations under the Registration Rights Agreements. In consideration for issuing the Registered Notes, we will receive Unregistered Notes in an equal aggregate principal amount. The Unregistered Notes surrendered in the exchange for the Registered Notes will be cancelled and cannot be reissued. Accordingly, issuance of the Registered Notes will not result in any change in our indebtedness. See “Use of Proceeds.”

Transfer Restrictions	We are registering the Registered Notes under the Securities Act. Accordingly, the Registered Notes are not subject to the restrictions on transferability and resale applicable to the Unregistered Notes.

Absence of Public Market for the Registered Notes	The Registered Notes have no established public trading market. We do not intend to apply for a listing of the Registered Notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the Registered Notes. The initial purchasers have advised us that they currently intend to make a market in the Registered Notes. However, they are not obligated to do so, and any market-making with respect to the Registered Notes may be discontinued at any time without notice.

Ratings	The Unregistered Notes are currently rated Ba1 by Moody’s, BB+ by S&P and BB+ by Fitch Ratings (“Fitch”). We currently expect that the Registered Notes will have the same ratings as the Unregistered Notes. Ratings are not a recommendation to buy, sell or hold the Registered Notes. Ratings are only provided as of the date of this prospectus, and the ratings may be changed, superseded or withdrawn as a result of changes in, or unavailability of, information with respect to us. See “Risk Factors – Risks Related to the Registered Notes – Our credit rating has recently been downgraded by one of our rating agencies and is subject to further change.”

Governing Law	New York.

Risk Factors

Prospective investors are urged to read the information set forth under the caption “Risk Factors” in this prospectus for a discussion of certain risks associated with an investment in the Registered Notes.

RISK FACTORS

Investing in the Registered Notes involves risk. In deciding whether to invest in the Registered Notes, you should carefully consider the risks described below in addition to the other information contained in this prospectus. Our business, results of operations and financial condition may be materially adversely affected due to any of the risks described below. In addition, we may face risks that are not described below because we are either not presently aware of them or we currently believe that they are immaterial. Such risks may be harmful to our business and the value of the Registered Notes.

Risks Related to the Registered Notes

We conduct a substantial portion of our operations through our subsidiaries and depend on cash flow from our subsidiaries to meet our obligations.

The Registered Notes are our exclusive obligations. Because a substantial portion of our operations are conducted through our subsidiaries, our cash flow and consequent ability to service debt, including the Registered Notes, will depend in part upon the earnings of our subsidiaries and the distribution of those earnings to, or under loans or other payments of funds by our subsidiaries to, us. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, including restrictions imposed by foreign governmental regulations, will depend upon the earnings of those subsidiaries and are subject to various business considerations.

The Registered Notes will be structurally junior to the indebtedness and other liabilities of our subsidiaries.

The Registered Notes will be our senior unsecured obligations and will rank equal in right of payment to all of our other existing and future senior unsecured indebtedness. The Registered Notes are obligations exclusively of Jabil Circuit, Inc. and will be structurally subordinated to any indebtedness and other liabilities of our subsidiaries. Our subsidiaries are separate and distinct legal entities, and have no obligation to pay any amounts due on the Registered Notes or to provide us with funds for our payment obligations. Our right to receive any assets of any of our subsidiaries, as an equity holder of such subsidiaries, upon their liquidation or reorganization, and the consequent right of the holders of the Registered Notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be effectively subordinated to any mortgage or other liens on the assets of such subsidiary and would be subordinated to any indebtedness of such subsidiary senior to that held by us.

The Registered Notes will be unsecured and will be effectively subordinated to all of our and our subsidiaries’ secured obligations to the extent of the value of the collateral securing such obligations.

Although we currently do not have any material amount of secured indebtedness outstanding, holders of any of our future secured indebtedness will have claims that are prior to your claims as holders of the Registered Notes to the extent of the value of the assets securing such indebtedness, subject to certain rights accorded under the indenture for the Registered Notes to become secured pari passu with other secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of our secured indebtedness will have prior claim to our assets that constitute their collateral. Holders of the Registered Notes will participate ratably with all holders of our other unsecured indebtedness that is deemed to be of the same class as the Registered Notes. In that event, because the Registered Notes will not be secured by any of our assets, it is possible that our remaining assets may not be sufficient to satisfy your claims in full.

There is no established public trading market for the Registered Notes.

The Registered Notes have no established public trading market. The Registered Notes generally will be freely transferable but will also be new securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the Registered Notes. The initial purchasers of the Unregistered Notes have advised us that they currently intend to make a market in the Registered Notes. However, the initial purchasers of the Unregistered Notes are not obligated to do so and any market making with respect to the Registered Notes may be discontinued at any time without notice. Accordingly, there can be no assurance regarding any future development of a trading market for the Registered Notes, or the ability of holders of the Registered Notes to sell their Registered Notes at all or the price at which such holders may be able to sell their Registered Notes.

We may not be able to repurchase the Registered Notes upon a change of control repurchase event.

As described under “Description of Notes – Purchase of Registered Notes upon a Change of Control Repurchase Event,” we will be required to offer to repurchase the Registered Notes upon the occurrence of a change of control repurchase event. We may not have sufficient funds to repurchase the Registered Notes in cash at such time or have the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the Registered Notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time.

Our credit rating has recently been downgraded by one of our rating agencies and is subject to further change.

Our credit is rated by credit rating agencies. As of February 29, 2008, our 5.875% Senior Notes and our Unregistered Notes were rated BB+ by Fitch, Ba1 by Moody’s and BBB- by S&P. Subsequently, on April 2, 2008, S&P downgraded our 5.875% Senior Notes and our Unregistered Notes to BB+. As a result of this downgrade, our 5.875% Senior Notes and our Unregistered Notes are now considered to be below “investment grade” debt by all three rating agencies. This rating downgrade, along with those by Fitch in October 2007 and Moody’s in February 2007, and any potential future negative change in our credit rating, may make it more expensive for us to raise additional capital in the future on terms that are acceptable to us, if at all; may negatively impact the market value of our Registered Notes; and may have other negative implications on our business, many of which are beyond our control. In addition, as discussed in “Description of Notes – Interest Rate Adjustment,” the interest rate payable on the Registered Notes is subject to adjustment from time to time if our credit ratings change. Thus, any potential future negative change in our credit rating may increase the interest rate payable on the Registered Notes and certain of our other borrowings.

Risks Related to the Exchange Offer

The issuance of the Registered Notes may adversely affect the market for the Unregistered Notes.

To the extent the Unregistered Notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted Unregistered Notes could be adversely affected. Because we anticipate that most holders of the Unregistered Notes will elect to exchange their Unregistered Notes for Registered Notes due to the absence of restrictions on the resale of Registered Notes under the Securities Act, we anticipate that the liquidity of the market for any Unregistered Notes remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in this prospectus entitled “The Exchange Offer—Consequences of Failure to Exchange.”

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the Registered Notes.

Based on interpretations of the staff of the SEC contained in the Exxon Capital Holdings Corporation no-action letter, which was made available on May 13, 1988, the Morgan Stanley & Co. Incorporated no-action letter, made available on June 5, 1991 and Shearman & Sterling LLP, no-action letter, made available on July 2, 1993, we believe that you may offer for resale, resell or otherwise transfer the Registered Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your Registered Notes. In these instances, if you transfer any Registered Notes without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your Registered Notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

Additional Risk Factors Related to Our Business and Industry

For additional risk factors that we face that are not described in this prospectus, please see the information incorporated by reference in Part I, Item 1A of our Annual Report on Form 10-K for the year ended August 31, 2007 and Part II, Item 1A of each of our Quarterly Reports on Form 10-Q for the quarters ended November 30, 2007 and February 29, 2008.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Registered Notes in exchange for the Unregistered Notes. We are making this exchange solely to satisfy our obligations under the Registration Rights Agreements. In consideration for issuing the Registered Notes, we will receive Unregistered Notes in an equal aggregate principal amount. The Unregistered Notes surrendered in the exchange for the Registered Notes will be cancelled and cannot be reissued. Accordingly, issuance of the Registered Notes will not result in any change in our indebtedness.

The net proceeds from the January 2008 Note Offering were approximately $245.7 million, after deducting the initial purchasers’ discount and our estimated expenses. We used the net proceeds to repay approximately $245.7 million of our borrowings under the revolving credit portion of the Credit Facility.

The net proceeds from the May 2008 Note Offering were approximately $148.5 million (including the approximately $4.2 million of accrued interest from January 16, 2008 included in the purchase price of the Unregistered Notes sold in the May 2008 Note Offering), after deducting the initial purchasers’ discount and our estimated expenses. We used the net proceeds to repay approximately $148.5 million of our borrowings under the revolving credit portion of the Credit Facility.

The Credit Facility expires on July 19, 2012. The initial advances and loans under the Credit Facility were used to repay in part our borrowings under our $1.0 billion, 364-day senior unsecured bridge loan facility with a syndicate of banks, as amended (the “Bridge Facility”) and for general corporate purposes. Also, on December 20, 2007, we obtained an advance on the Credit Facility in order to pay down the full amount outstanding under the term portion of the Bridge Facility. We have also obtained certain other advances under the revolving credit portion of the Credit Facility that were used for general corporate purposes. As of May 7, 2008, borrowings of $140.0 million were outstanding under the Credit Facility at a weighted average interest rate of 3.35% per annum. The initial purchasers of the Unregistered Notes (or their affiliates) are lenders under the Credit Facility and received all of the net proceeds that we received from both the January 2008 Note Offering and the May 2008 Note Offering.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges was as follows for the respective periods indicated:

Year Ended August 31,						Six Months Ended February 29,
2002	2003	2004	2005	2006	2007	2008
2.9x	1.6x	7.2x	7.9x	6.3x	1.9x	1.8x

For purposes of calculating the ratio of earnings to fixed charges, earnings is the amount resulting from (1) adding (a) pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees and (e) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges and (2) subtracting (i) interest capitalized and (ii) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges is the sum of (x) interest expensed and capitalized, (y) amortized premiums, discounts and capitalized expenses related to indebtedness and (z) an estimate of the interest within rental expense.

THE EXCHANGE OFFER

Pursuant to the Registration Rights Agreements Jabil agreed to use its best efforts:

(1) to cause the registration statements to be declared effective under the Securities Act on or before July 14, 2008; and

(2) to keep the exchange offer open for not less than 20 business days after notice of the exchange offer is mailed, but in any event, to cause the exchange offer to be consummated on or before September 12, 2008.

The January Registration Rights Agreement provides that, in the event: (i) the registration statement filed with the SEC with respect to the 8.250% Senior Notes due 2018 that were issued on January 16, 2008 is not declared effective by the SEC on or before July 14, 2008, or ceases to be effective during the term of the exchange offer, or during the one-year period following the exchange offer; or (ii) the exchange offer with respect to the Unregistered Notes is not completed (or, if required, the shelf registration statement is not declared effective) on or before September 12, 2008, Jabil will be required to pay a special interest premium of 0.25% per annum on the Unregistered Notes over and above the regular interest on the Unregistered Notes for the first 60-day period immediately following such date and of 0.50% per annum thereafter, provided however, that upon consummation of the exchange offer or effectiveness of the registration statement that was not declared effective or that had ceased to be effective during the required period, the special interest premium shall cease to accrue. In addition, the May Registration Rights Agreement provides that, in the event the exchange offer with respect to the Unregistered Notes is not completed (or, if required, the shelf registration statement is not declared effective) on or before September 12, 2008, Jabil will be required to pay a special interest premium of 0.25% per annum on the Unregistered Notes over and above the regular interest on the Unregistered Notes for the first 60-day period immediately following such date and of 0.50% per annum thereafter, provided however, that upon consummation of the exchange offer or effectiveness of the registration statement that was not declared effective or that had ceased to be effective during the required period, the special interest premium shall cease to accrue. Further to the foregoing and for the avoidance of doubt, if Jabil becomes obligated to pay the special interest premium described above under either of the Registration Rights Agreements, it will pay such special interest premium on all of the Notes.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Unregistered Notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.

If: (i) because of any change in law or in currently prevailing interpretations of the SEC staff, we are not permitted to effect the exchange offer; (ii) the exchange offer is not consummated by September 12, 2008; (iii) any initial purchaser of the Unregistered Notes so requests with respect to Unregistered Notes that are not eligible to be exchanged for Registered Notes in the exchange offer and that are held by it following consummation of the exchange offer; (iv) any holder (other than an initial purchaser of the Unregistered Notes) is not eligible to participate in the exchange offer; (v) any initial purchaser of the Unregistered Notes that participates in the exchange offer does not receive freely tradable Registered Notes in exchange for Unregistered Notes constituting any portion of an unsold allotment, or if such an initial purchaser is not eligible to participate in the exchange offer (other than due solely to such initial purchaser’s status as an affiliate of ours within the meaning of the

Securities Act or as a broker-dealer) or (vi) we so elect, then in each case we will (a) file, as promptly as practicable (but in no event more than 30 days after so required pursuant to the Registration Rights Agreements), a shelf registration statement covering resales of such Unregistered Notes, or Registered Notes as applicable, (b) use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act and (c) use our best efforts to keep effective the shelf registration statement for the period designated by Rule 144(d)(1)(ii), or such time as all of the applicable Notes have been sold thereunder. We will, if a shelf registration statement is filed, provide to each holder of the applicable Notes copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required by the Registration Rights Agreements. A holder that sells Notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus, to provide information related thereto and to deliver such prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreements that are applicable to such a holder (including certain indemnification rights and obligations). We will not have any obligation to include in the shelf registration statement holders who do not deliver such information to us.

Terms of the Exchange Offer; Period for Tendering Unregistered Notes

This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange Unregistered Notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•

When you tender to us Unregistered Notes as provided below, our acceptance of the Unregistered Notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

•	For each Unregistered Note you surrender to us in the exchange offer, we will issue you Registered Notes of equal principal amount.

•

We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the Unregistered Notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of Unregistered Notes at their addresses listed in the trustee’s security register with respect to the Unregistered Notes.

•

The exchange offer expires at 5:00 p.m., New York City time, on     , 2008; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term “expiration date” means     , 2008 or, if extended by us, the latest time and date to which the exchange offer is extended.

•

As of the date of this prospectus, $400.0 million in aggregate principal amount of Unregistered Notes are outstanding. The exchange offer is not conditioned upon any minimum principal amount of Unregistered Notes being tendered.

•	Our obligation to accept Unregistered Notes for exchange in the exchange offer is subject to the conditions that we describe in the section called “— Conditions to the Exchange Offer” below.

•

We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any Unregistered Notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all Unregistered Notes previously tendered will remain subject to the exchange offer unless withdrawn.

Any Unregistered Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly upon expiration or termination of the exchange offer. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

•

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Unregistered Notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “— Conditions to the Exchange Offer” are not satisfied.

•

We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the Unregistered Notes as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Business Wire News Service.

•	Holders of Unregistered Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•

Unregistered Notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the Registration Rights Agreements.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “— Resales of the Registered Notes.”

Important rules concerning the exchange offer

You should note that:

•

All questions as to the validity, form, eligibility, time of receipt and acceptance of Unregistered Notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.

•

We reserve the absolute right to reject any and all tenders of any particular Unregistered Notes not properly tendered or to not accept any particular Unregistered Notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•

We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular Unregistered Notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender Unregistered Notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of Unregistered Notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the exchange offer as to any particular Unregistered Notes either before or after the expiration date shall be final and binding on all parties.

•

Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Unregistered Notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Unregistered Notes

What to submit and how

If you, as the registered holder of Unregistered Notes, wish to tender your Unregistered Notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to The Bank of New York Trust Company, N.A. at the address set forth below under “Exchange Agent” on or prior to the expiration date.

In addition,

(1) certificates for Unregistered Notes must be received by the exchange agent along with the letter of transmittal;

(2) a timely confirmation of a book-entry transfer of Unregistered Notes, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

(3) you must comply with the guaranteed delivery procedures described below.

The method of delivery of Unregistered Notes, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or Unregistered Notes should be sent to Jabil.

How to sign your letter of transmittal and other documents

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Unregistered Notes being surrendered for exchange are tendered:

(1) by a registered holder of the Unregistered Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

(2) for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

•	a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc.; or

•	a commercial bank or trust company having an office or correspondent in the U.S.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of Unregistered Notes, the Unregistered Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Unregistered Notes and with the signature guaranteed.

If the letter of transmittal or any Unregistered Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by Jabil, proper evidence satisfactory to Jabil of its authority to act must be submitted.

Acceptance of Unregistered Notes for Exchange; Delivery of Registered Notes

Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all Unregistered Notes properly tendered and will issue the Registered Notes promptly after expiration of the exchange offer. See “— Conditions to the Exchange Offer” below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

In all cases, we will issue Registered Notes in exchange for Unregistered Notes that are accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for Unregistered Notes; or

•	a timely book-entry confirmation of transfer of Unregistered Notes into the exchange agent’s account at DTC using the book-entry transfer procedures described below; and

•	a properly completed and duly executed letter of transmittal.

If we do not accept any tendered Unregistered Notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing Unregistered Notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged Unregistered Notes without expense to the tendering holder or, in the case of Unregistered Notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged Unregistered Notes will be credited to an account maintained with DTC promptly following the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the Unregistered Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of Unregistered Notes by causing DTC to transfer Unregistered Notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer. However, the exchange for the Unregistered Notes so tendered will only be made after timely confirmation of book-entry transfer of Unregistered Notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering Unregistered Notes that are the subject of that book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

Although delivery of Unregistered Notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed under “— Exchange Agent” on or prior to the expiration date.

If your Unregistered Notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your Unregistered Notes of your intention to tender your Unregistered Notes or not to tender your Unregistered Notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of Unregistered Notes until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your Unregistered Notes. A copy of that form is available from the exchange agent.

Guaranteed Delivery Procedures

If you are a registered holder of Unregistered Notes and you want to tender your Unregistered Notes but your Unregistered Notes are not immediately available, or time will not permit your Unregistered Notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

(1) the tender is made through an eligible institution;

(2) prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and Notice of Guaranteed Delivery, substantially in the form provided by us, stating:

•	the name and address of the holder of the Unregistered Notes;

•	the amount of Unregistered Notes tendered; and

•

the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange (“NYSE”) trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered Unregistered Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent; and

(3) the certificates for all physically tendered Unregistered Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

You can withdraw your tender of Unregistered Notes at any time on or prior to the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at the address listed below under “— Exchange Agent.” Any notice of withdrawal must specify:

•	the name of the person having tendered the Unregistered Notes to be withdrawn;

•	the principal amount of the Unregistered Notes to be withdrawn;

•	if certificates for Unregistered Notes have been delivered to the exchange agent, the name in which the Unregistered Notes are registered, if different from that of the withdrawing holder;

•

if certificates for Unregistered Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution; and

•

if Unregistered Notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Unregistered Notes and otherwise comply with the procedures of that facility.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any Unregistered Notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

If you have properly withdrawn Unregistered Notes and wish to re-tender them, you may do so by following one of the procedures described under “— Procedures for Tendering Unregistered Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue Registered Notes in exchange for, any Unregistered Notes and may terminate or amend the exchange offer, if at any time before the acceptance of Unregistered Notes for exchange or the exchange of the Registered Notes for Unregistered Notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

The condition contained in the preceding paragraph is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the preceding paragraph are ongoing rights which we may assert at any time and from time to time.

In addition, we will not accept for exchange any Unregistered Notes tendered, and no Registered Notes will be issued in exchange for any Unregistered Notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Consequences of Failure to Exchange

If you do not exchange your Unregistered Notes for Registered Notes in the exchange offer, your Unregistered Notes will remain subject to the restrictions on transfer of such Unregistered Notes:

•

as set forth in the legend printed on the Unregistered Notes as a consequence of the issuance of the Unregistered Notes pursuant to the exemptions from the registration requirements of the Securities Act; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the Unregistered Notes.

In general, you may not offer or sell your Unregistered Notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreements, we do not intend to register resales of the Unregistered Notes under the Securities Act.

Exchange Agent

The Bank of New York Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent as set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent as follows:

Deliver To:

The Bank of New York Trust Company, N.A.

c/o The Bank of New York

Corporate Trust Operators

Reorganization Unit

101 Barclay Street – 7 East

New York, NY 10286

Attn: Mrs. Evangeline Gonzales

Facsimile Transmissions:

(212) 298-1915

To Confirm by Telephone or for Information:

(212) 815-3738

Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made by mail; however, additional solicitation may be made by telephone, facsimile, electronic submission or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

Fees and expenses incurred in connection with the exchange offer will be paid by us. Such expenses include, among others, SEC registration fees, the fees and expenses of the trustee and the exchange agent, accounting and legal fees, printing costs and other related fees and expenses.

Accounting Treatment

We will not recognize any gain or loss for accounting purposes on the consummation of the exchange offer. We will amortize the expenses of the exchange offer as additional interest expense over the term of the Registered Notes.

Transfer Taxes

Holders who tender their Unregistered Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register Registered Notes in the name of, or request that Unregistered Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resales of the Registered Notes

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the Registered Notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991 and the Shearman & Sterling LLP letter, made available on July 2, 1993.

However, any purchaser of Unregistered Notes who is an “affiliate” of Jabil or who intends to participate in the exchange offer for the purpose of distributing the Registered Notes:

(1) will not be able to rely on the interpretation of the staff of the SEC;

(2) will not be able to tender its Unregistered Notes in the exchange offer; and

(3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless that sale or transfer is made using an exemption from those requirements.

By executing, or otherwise becoming bound by, the letter of transmittal each holder of the Unregistered Notes will represent that:

(1) it is not our “affiliate;”

(2) any Registered Notes to be received by it were acquired in the ordinary course of its business; and

(3) it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the Registered Notes.

In addition, in connection with any resales of Registered Notes, any broker-dealer participating in the exchange offer who acquired Notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the Registered Notes, other than a resale of an unsold allotment from the original sale of the Unregistered Notes, with the prospectus contained in the exchange offer registration statement. Under the Registration Rights Agreements, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of Registered Notes for a period of one year from the latest date that tendered Unregistered Notes are accepted for exchange pursuant to the exchange offer.

DESCRIPTION OF NOTES

Jabil issued the Unregistered Notes and will issue the Registered Notes as a single series under an indenture between Jabil and The Bank of New York Trust Company, N.A., as trustee (the “trustee”). The following summary of provisions of the indenture and the Registered Notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act. This summary may not contain all information that you may find useful. You should read the indenture and the Registered Notes, copies of which are available from Jabil upon request. References to “Jabil” in this section of this prospectus are only to Jabil Circuit, Inc. and not to any of its subsidiaries.

Jabil is offering to exchange up to an aggregate total of $400.0 million of our Registered Notes for an equal amount of our Unregistered Notes. The terms of the Registered Notes are identical in all material respects to the terms of the Unregistered Notes, except that the Registered Notes will be issued in a transaction registered under the Securities Act and the transfer restrictions and registration rights relating to the Unregistered Notes, including the right to additional special interest, will not apply to the Registered Notes. Under the indenture, the Unregistered Notes and the Registered Notes issued, in each case together with any additional notes of the same series that Jabil may issue under the indenture as described below under “—Further Issuances,” will be treated as a single series for all purposes under the indenture, and will vote together as one class on all matters with respect to the Notes.

General

The Notes have the following basic terms:

•	the Notes are senior unsecured obligations of Jabil and rank equally with all other existing and future senior and unsecured debt obligations of Jabil;

•	the Notes consist of $400.0 million aggregate principal amount (subject to the rights of Jabil to issue additional notes as described under “ —Further Issuances” below);

•	the Notes will accrue interest at a rate of 8.250% per year, except as otherwise provided below under “ – Interest Rate Adjustment”;

•

interest will accrue on the Notes from the most recent interest payment date to or for which interest has been paid or duly provided (or if no interest has been paid or duly provided for, from January 16, 2008), payable semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2008;

•	the Notes will mature on March 15, 2018, unless redeemed or repurchased prior to that date;

•

Jabil may redeem the Notes, in whole or in part, at any time at its option as described under “ – Optional Redemption,” as well as in the event of changes in taxes as described under “– Merger, Consolidation or Sale of Assets”;

•

Jabil may be required to repurchase the Notes in whole or in part at your option in connection with the occurrence of a “change of control repurchase event” as described under “ – Purchase of Registered Notes upon a Change of Control Repurchase Event”;

•	the Notes will be issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•

the Notes will be represented by one or more global notes registered in the name of a nominee of DTC, but in certain circumstances may be represented by notes in definitive form (see “– Book-entry; Delivery and Form; Global Notes” below); and

•	the Notes will be exchangeable and transferable, at the office or agency of Jabil maintained for such purposes (which initially will be the corporate trust office of the trustee).

Interest on each Note will be paid to the person in whose name that Note is registered at the close of business on March 1 or September 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the Registered Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest or other payment date of a Note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and, unless Jabil defaults on such payment, no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, with respect to the Notes, any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in The City of New York.

The Notes will not be subject to any sinking fund.

Jabil may, subject to compliance with applicable law, at any time purchase Notes in the open market or otherwise.

Interest Rate Adjustment

The interest rate payable on the Notes will be subject to adjustments from time to time if either of Moody’s or S&P, or any substitute rating agency (as defined below), downgrades (or subsequently upgrades) the credit rating assigned to the Notes, as set forth below. The Unregistered Notes are currently rated Ba1 by Moody’s and BB+ by S&P. We currently expect that the Registered Notes will have the same ratings as the Unregistered Notes.

If the rating of the Notes from Moody’s, S&P or any substitute rating agency that rates the Notes is decreased to a rating set forth in the following table with respect to that rating agency (as defined below under “— Purchase of Registered Notes upon a Change of Control Repurchase Event”), the per annum interest rate on the Notes will increase from that set forth on the cover page of this prospectus by the percentage set forth opposite that rating (plus any applicable percentage resulting from a decreased rating by the other rating agency):

Moody’s*	Percentage	S&P*	Percentage
Ba2	0.25%	BB	0.25%
Ba3	0.50%	BB-	0.50%
B1	0.75%	B+	0.75%
B2 or below	1.00%	B or below	1.00%

*	Including the equivalent ratings of any substitute rating agency.

If at any time the interest rate on the Notes has been adjusted upward as a result of a decrease in a rating by a rating agency and that rating agency subsequently increases its rating with respect to the Notes to any of the threshold ratings set forth above, the per annum interest rate on the Notes will be decreased such that the per annum interest rate equals the interest rate set forth on the cover page of this prospectus plus the percentage set forth opposite the rating in effect immediately following the increase in the table above (plus any applicable percentage resulting from a decreased rating by the other rating agency); provided that if Moody’s or any substitute rating agency subsequently increases its rating of the Notes to “Ba1” (or its equivalent if with respect to any substitute rating agency) or higher or S&P or any substitute rating agency subsequently increases its rating of the Notes to “BB+” (or its equivalent if with respect to any substitute rating agency) or higher, the interest rate on the Notes will be decreased to the per annum interest rate on the Notes set forth on the cover page of this prospectus (plus any applicable percentage resulting from a decreased rating by the other rating agency).

No adjustment in the interest rate on the Notes shall be made solely as a result of a rating agency ceasing to provide a rating. If at any time less than two rating agencies provide a rating of the Notes, we will use our commercially reasonable efforts to obtain a rating of the Notes from another rating agency, to the extent one exists, and if another such rating agency rates the Notes (such rating agency, a “substitute rating agency”), for purposes of determining any increase or decrease in the per annum interest rate on the Notes pursuant to the table above (a) such substitute rating agency will be substituted for the last rating agency to provide a rating of the Notes but which has since ceased to provide such rating, (b) the relative ratings scale used by such substitute rating agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the table above with respect to such substitute rating agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s and S&P in such table and (c) the per annum interest rate on the Notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate set forth on the cover page of this prospectus plus the appropriate percentage, if any, set forth opposite the rating from such substitute rating agency in the table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other rating agency). For so long as (i) only one rating agency provides a rating of the Notes, any increase or decrease in the interest rate of the Notes necessitated by a reduction or increase in the rating by that rating agency shall be twice the applicable percentage set forth in the table above and (ii) no rating agency provides a rating of the Notes, the interest rate on the Notes will increase to, or remain at, as the case may be, 2.00% above the interest rate set forth on the cover page of this prospectus.

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s, S&P or any substitute rating agency, shall be made independent of any and all other adjustments. In no event shall (1) the per annum interest rate on the Notes be reduced below the interest rate set forth on the cover page of this prospectus or (2) the total increase in the per annum interest rate on the Notes exceed 2.00% above the interest rate set forth on the cover page of this prospectus.

Any interest rate increase or decrease described above will take effect on the next business day after the rating change has occurred.

The interest rate on the Notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by any rating agency) if the Notes become rated “Baa2” (or its equivalent) or higher by Moody’s (or any substitute rating agency) and “BBB” (or its equivalent) or higher by S&P (or any substitute rating agency), or one of those ratings if only rated by one rating agency, in each case with a stable or positive outlook.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the Notes will be payable at the office or agency maintained by Jabil for such purpose (which initially will be the corporate trust office of the trustee located at 101 Barclay Street, Floor 7 West, New York, New York 10286). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If the Notes are no longer represented by a global note, payment of interest on certificated Notes in definitive form may, at the option of Jabil, be made by (i) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $1,000,000 principal amount of Notes, wire transfer to an account located in the U.S. maintained by the payee. See “– Book-entry; Delivery and Form; Global Notes” below.

A holder may transfer or exchange any certificated Notes in definitive form at the same location set forth in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Notes, but Jabil may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. Jabil is not required to transfer or exchange any Note selected for redemption during a period of 15 days before mailing of a notice of redemption of Notes to be redeemed.

The registered holder of a Note will be treated as the owner of it for all purposes.

All amounts of principal of and premium, if any, and interest on the Notes paid by Jabil that remain unclaimed two years after such payment was due and payable will be repaid to Jabil, and the holders of such Notes will thereafter look solely to Jabil for payment.

Ranking

The Notes will rank equally with all of our existing and future senior and unsecured indebtedness. As of May 20, 2008, we had approximately $1.2 billion of such senior and unsecured indebtedness outstanding.

The Notes are our exclusive obligations. Since a substantial portion of our operations are conducted through our subsidiaries, our cash flow and our consequent ability to service debt, including the Notes, will depend in part upon the earnings of our subsidiaries and the distribution of those earnings to, or under loans or other payments of funds by those subsidiaries to, us. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, will depend upon the earnings of those subsidiaries and are subject to various business considerations. Our right to receive assets of any of our subsidiaries, as an equity holder of such subsidiaries, upon their liquidation or reorganization, and the consequent right of the holders of the Notes to participate in those assets, is structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be effectively subordinated to any mortgage or other lien on the assets of that subsidiary and would be subordinated to any indebtedness of that subsidiary senior to that held by us. As of February 29, 2008, the total liabilities of our subsidiaries, excluding intercompany debt but including trade payables, were approximately $2.4 billion. See “Risk Factors – Risks Related to the Registered Notes – We conduct a substantial portion of our operations through our subsidiaries and depend on cash flow from our subsidiaries to meet our obligations,” “ – The Registered Notes will be structurally junior to the indebtedness and other liabilities of our subsidiaries,” and “ – The Registered Notes will be unsecured and will be effectively subordinated to all of our and our subsidiaries’ secured obligations to the extent of the value of the collateral securing such obligations.”

The indenture does not limit the amount of indebtedness that we may incur. The indenture does limit the ability of our restricted subsidiaries to incur indebtedness and of any of our subsidiaries to guarantee our indebtedness. See “– Certain Covenants – Restrictions on Funded Debt of Restricted Subsidiaries” and “– Certain Covenants – Limitation on Issuance of Guarantees by Subsidiaries.”

Optional Redemption

Jabil may redeem the Notes at its option at any time, either in whole or in part. If Jabil elects to redeem the Notes, it will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date:

•	100% of the aggregate principal amount of the Notes to be redeemed; or

•	the sum of the present values of the remaining scheduled payments, as defined below.

Jabil will, however, pay the interest installment due on any interest payment date that occurs on or before a redemption date to each holder of the Notes as of the close of business on the record date immediately preceding that interest payment date.

In determining the present values of the remaining scheduled payments, Jabil will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the treasury rate plus 0.50% (50 basis points).

The following terms are relevant to the determination of the redemption price:

“treasury rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the comparable treasury issue. In determining this rate, Jabil will assume a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

“comparable treasury issue” means the United States Treasury security selected by an independent investment banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“independent investment banker” means Citigroup Global Markets Inc. or J.P. Morgan Securities Inc., or their respective successors as may be appointed from time to time by the trustee after consultation with Jabil; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), Jabil will substitute another primary treasury dealer.

“comparable treasury price” means, with respect to any redemption date, (1) the arithmetic average of the reference treasury dealer quotations for such redemption date after excluding the highest and lowest reference treasury dealer quotations, or (2) if the trustee obtains fewer than four reference treasury dealer quotations, the arithmetic average of all reference treasury dealer quotations for such redemption date.

“reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the arithmetic average, as determined by the trustee, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such reference treasury dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“reference treasury dealer” means Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., and two other primary treasury dealers selected by Jabil, and each of their respective successors and any other primary treasury dealers selected by the trustee after consultation with Jabil.

“remaining scheduled payments” means, with respect to any Note to be redeemed, the remaining scheduled payments of the principal of and premium, if any, and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by lot by the depository, in the case of Notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of the Notes that are not represented by a global security.

Unless Jabil defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes, or portions thereof, called for redemption.

Purchase of Registered Notes upon a Change of Control Repurchase Event

If a change of control repurchase event occurs, unless Jabil has exercised its right to redeem the Notes as described above, Jabil will be required to make an offer to each holder of the Notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000 in excess thereof) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of repurchase. Within 30 days following any change of control repurchase event or, at the option of Jabil, prior to any change of control, but after the public announcement of the change of control, Jabil will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice.

Jabil will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the Notes, Jabil will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the Notes by virtue of compliance with such securities laws or regulations.

On the repurchase date following a change of control repurchase event, Jabil will, to the extent lawful:

(1) accept for payment all the Notes or portions of the Notes properly tendered pursuant to its offer;

(2) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the Notes or portions of the Notes properly tendered (no interest or dividends will be paid on any such deposit); and

(3) deliver or cause to be delivered to the trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by Jabil.

The paying agent will promptly mail to each holder of Notes properly tendered the purchase price for the Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any Notes surrendered.

Jabil will not be required to make an offer to repurchase the Notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by Jabil and such third party purchases all Notes properly tendered and not withdrawn under its offer.

The change of control repurchase event feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of Jabil and, thus, the removal of incumbent management. The change of control repurchase event feature is a result of negotiations between Jabil and the initial purchasers.

Jabil has no present intention to engage in a transaction involving a change of control, although it is possible that Jabil could decide to do so in the future. Subject to the limitations discussed below, Jabil could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of Jabil or credit ratings of the Notes. Restrictions on the ability of Jabil and certain of its subsidiaries to incur liens, enter into sale and leaseback transactions, incur funded debt and consolidate, merge or sell assets are contained in the covenants as described under “ – Certain Covenants – Limitation on Liens”, “ – Certain Covenants – Limitation on Sale and Leaseback Transactions”, “ – Certain Covenants – Restrictions on Funded Debt of Restricted Subsidiaries”, “ – Certain Covenants – Limitation on Issuance of Guarantees by Subsidiaries” and “ – Merger, Consolidation or Sale of Assets,” except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a change of control repurchase event, the indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a decline in the credit quality of Jabil or a highly leveraged or similar transaction involving Jabil.

Jabil may not have sufficient funds to repurchase all the Notes upon a change of control repurchase event. In addition, even if it has sufficient funds, Jabil may be prohibited from repurchasing the Notes under the terms of other agreements relating to Jabil’s indebtedness at the time (although Jabil currently does not have any agreements precluding such repurchase of the Notes).

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Jabil and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) other than Jabil or one of its subsidiaries; (2) the adoption of a plan relating to Jabil’s liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than Jabil or its subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of Jabil’s voting stock or other voting stock into which Jabil’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (4) Jabil consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Jabil, in any such event pursuant to a transaction in which any of the voting stock of Jabil or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of voting stock of Jabil outstanding immediately prior to such transaction directly or indirectly constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person immediately after giving effect to such transaction; or (5) the first day on which a majority of the members of the Board of Directors of Jabil are not continuing directors.

“change of control repurchase event” means the occurrence of both a change of control and a ratings event.

“continuing directors” means, as of any date of determination, any member of the Board of Directors of Jabil who (1) was a member of such Board of Directors on the date of the issuance of the Notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination or election.

“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by Jabil.

“Moody’s” means Moody’s Investors Service Inc. and its successors.

“rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of Jabil, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by Jabil (as certified by a resolution of the Board of Directors of Jabil) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“rating category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another rating agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within rating categories (+ and – for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another rating agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“rating date” means the date which is 90 days prior to the earlier of (i) a change of control or (ii) public notice of the occurrence of a change of control or of the intention by Jabil to effect a change of control.

“ratings event” means the occurrence of the events described in (a) or (b) below on, or within 60 days after the earlier of, (i) the occurrence of a change of control or (ii) public notice of the occurrence of a change of control or the intention by Jabil to effect a change of control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the rating agencies): (a) in the event the Notes are rated by both rating agencies on the rating date as investment grade, the rating of the Notes shall be reduced so that the Notes are rated below investment grade by both rating agencies, or (b) in the event the Notes (1) are rated investment grade by one rating agency and below investment grade by the other rating agency on the rating date, the rating of the Notes by either rating agency shall be decreased by one or more gradations (including gradations within rating categories, as well as between rating categories) so that the Notes are then rated below investment grade by both rating agencies or (2) are rated below investment grade by both rating agencies on the rating date, the rating of the Notes by either rating agency shall be decreased by one or more gradations (including gradations within rating categories, as well as between rating categories).

“S&P” means Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc., and its successors.

“voting stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.

Further Issuances

Jabil may from time to time, without notice to, or the consent of, the holders of the Notes, create and issue additional notes having the same terms as, and ranking equally and ratably with, the Notes in all respects (except for the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes). Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise as, the Notes, and will vote together as one class on all matters with respect to the Notes.

Certain Covenants

Except as set forth below, neither Jabil nor any of its subsidiaries will be restricted by the indenture from:

•	incurring any indebtedness or other obligation,

•	paying dividends or making distributions on the capital stock of Jabil or of such subsidiaries, or

•	purchasing or redeeming capital stock of Jabil or such subsidiaries.

In addition, Jabil will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of any of the Notes upon a change of control or other events involving Jabil or any of its subsidiaries which may adversely affect the creditworthiness of the Notes, except to the limited extent provided under “– Purchase of Registered Notes upon a Change of Control Repurchase Event.” Among other things, the indenture will not contain covenants designed to afford holders of the Notes any protections in the event of a highly leveraged or other transaction involving Jabil that may adversely affect holders of the Notes, except to the limited extent provided below and under “ – Purchase of Registered Notes upon a Change of Control Repurchase Event.”

The indenture contains the following principal covenants:

Limitation on Liens

Jabil will not, and will not permit any restricted subsidiary (as defined below) to create, incur or assume any lien (as defined below) on any property (including shares of capital stock or indebtedness) or assets, whether now owned or hereafter acquired, to secure indebtedness (as defined below) (including guaranties) of Jabil, any restricted subsidiary, or any other person, including, without limitation, indebtedness under the Credit Facility without in any such case effectively providing concurrently with the creation, incurrence or assumption of such lien with respect to such indebtedness that the Notes (together with, if Jabil so determines, any other indebtedness of Jabil or such restricted subsidiary then existing or thereafter created which is not subordinate to the Notes) will be secured by any such lien equally and ratably with (or prior to) such secured indebtedness, so long as such secured indebtedness is so secured. In the case of the Credit Facility, such obligation will arise concurrently with the grant of any lien thereunder, whether or not any indebtedness shall be outstanding under the Credit Facility at such time.

Except in the case of any lien granted under the Credit Facility, the foregoing restriction will not, however, apply to the following:

(i)	liens on property or assets of Jabil or any restricted subsidiary existing on January 16, 2008;

(ii)

liens on property or assets of any person, as defined below, existing prior to the time such person becomes a restricted subsidiary or is, through one or a series of transactions, merged with or into or consolidated with

Jabil or a restricted subsidiary, or at the time of a sale, lease or other disposition of the properties of a person as an entirety or substantially as an entirety, through one or a series of transactions, to Jabil or a restricted subsidiary, or arising thereafter pursuant to contractual commitments entered into prior to and not in contemplation of such person becoming a restricted subsidiary and not in contemplation of any such merger or consolidation or any such sale, lease or other disposition; provided that such liens shall not extend to any other property or assets of Jabil or any restricted subsidiary;

(iii)	liens on property or assets of Jabil or any restricted subsidiary existing at the time of acquisition thereof (including acquisition through merger or consolidation); provided that such liens were in existence prior to and were not created in contemplation of such acquisition and shall not extend to any other property or assets of Jabil or any restricted subsidiary;

(iv)	liens on property (including in the case of a plant or facility, the land on which it is erected and fixtures comprising a part thereof) or assets of Jabil or any restricted subsidiary securing the payment of all or any part of the purchase price thereof, or the cost of development, operation, construction, alteration, repair or improvement of all or any part thereof, or securing any indebtedness created, incurred, assumed or guaranteed prior to, at the time of or within 180 days after, the acquisition of such property or assets or the completion of any such development, operation, construction, alteration, repair or improvement, whichever is later, for the purpose of financing all or any part of the purchase price or such cost (provided, in the case of liens securing the payment of all or any part of the purchase price of any property or assets of Jabil or any restricted subsidiary, as the case may be, or securing any indebtedness created, incurred, assumed or guaranteed for the purposes of financing all or any part of such purchase price, such liens are limited to the property or assets then being acquired and fixed improvements thereon and the capital stock of any person formed to acquire such property or assets, and, provided further, that in the case of liens securing the payment of all or any part of the cost of development, operation, construction, alteration, repair or improvement of any property of Jabil or any restricted subsidiary, as the case may be, or securing any indebtedness created, incurred, assumed or guaranteed for the purpose of financing all or any part of such cost, such liens are limited to the assets or property then being developed, constructed, altered, repaired or improved and the land on which such property is erected and fixtures comprising a part thereof);

(v)	liens which secure indebtedness owing by a restricted subsidiary to Jabil or to a restricted subsidiary;

(vi)	liens on the property of Jabil or a restricted subsidiary in favor of the U.S. or any state thereof, or any department, agency, instrumentality or political subdivision of the U.S. or any state thereof, or in favor of any other country, or any department, agency, or instrumentality or political subdivision thereof, in each case (a) securing partial, progress, advance or other payments pursuant to any contract or statute, (b) securing indebtedness incurred to finance all or any part of the purchase price or cost of constructing, installing or improving the property subject to such mortgages including mortgages to secure indebtedness of the pollution control or industrial revenue bond type, or (c) securing indebtedness issued or guaranteed by the U.S., any state, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction;

(vii)	statutory or common law landlords’, carriers’, warehouseman’s, mechanics’, suppliers’, materialmen’s, repairmen’s, or other like liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and, in the latter case, for which a reserve or other appropriate provision, if any, as shall be required in conformity with U.S. GAAP shall have been made;

(viii)	liens for taxes, assessments or governmental charges that are not yet delinquent or are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and, in the latter case, for which adequate reserves or other appropriate provisions are being maintained, to the extent required by U.S. GAAP;

(ix)	zoning restrictions, easements, rights of way or minor defects or irregularities in title and other similar charges or encumbrances on property not materially adversely affecting the use of such property by Jabil or any restricted subsidiary;

(x)	customary deposit or reserve arrangements entered into in connection with acquisitions;

(xi)	liens that are within the general parameters customary in the industry and incurred in the ordinary course of business securing indebtedness under any interest rate agreement, currency agreement or other similar agreement designed solely to protect Jabil or any of its restricted subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(xii)	liens incurred (a) in connection with workers’ compensation, unemployment insurance or similar laws and other types of statutory obligations or the requirements of any official body, including for the obtaining of franchises or licenses useful in the operation of business, or (b) to secure the performance of surety obligations incurred in the ordinary course of business consistent with industry practice or customs or appeal bonds, or (c) to secure performance of bids, tenders, leases, construction, sales or servicing contracts and similar obligations incurred in the ordinary course of business, or (d) to secure obligations in respect of customs, duties, excise taxes, value-added taxes, rents, or goods or services (including utility services) provided to such person by governmental entities or suppliers, or other similar items which under U.S. GAAP constitute operating expense, or (e) to obtain or secure obligations with respect to letters of credit, guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (a), (b), (c), and (d) above, in the case of each of (a), (b), (c), (d) and (e) not incurred or made in connection with the borrowing of money;

(xiii)	liens on receivables, leases or other financial assets incurred in connection with a permitted receivables transaction;

(xiv)	judgment liens against Jabil or any restricted subsidiary not giving rise to an event of default;

(xv)	liens securing indebtedness in an aggregate principal amount outstanding from time to time of no more than $50,000,000 arising in connection with (a) so-called “synthetic leases” or “tax retention operating leases,” and (b) leases which are properly classified in accordance with U.S. GAAP as capitalized leases on the books of Jabil or a restricted subsidiary;

(xvi)	liens arising in connection with the administration and operation of deposit accounts of Jabil or any Jabil subsidiaries operated and maintained outside of the U.S. in connection with cross-border or intracountry, multiple currency cash pooling arrangements, including overdraft facilities; provided, however that such liens shall not extend beyond the amounts on deposit therein;

(xvii)	liens pursuant to supply or consignment contracts or otherwise for the receipt of goods and services, encumbering only the goods covered thereby, incurred in the ordinary course of business and not incurred or made in connection with the borrowing of money;

(xviii)	liens securing contingent obligations in respect of acceptances, letters of credit, bank guarantees, surety bonds or similar extensions of credit incurred in the ordinary course of business and not incurred or made in connection with the borrowing of money; and

(xix)	any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any of the liens referred to in paragraphs (i) through (xviii) above or the indebtedness secured thereby.

Except in the case of any lien granted under the Credit Facility (as to which no exceptions to the restrictions on liens and the obligation to equally and ratably secure the Notes apply), the restriction on liens on property or assets of Jabil or any restricted subsidiary contained above will also not apply to the creation, incurrence or assumption by Jabil or any restricted subsidiary of a lien which would otherwise be subject to the foregoing restrictions if the aggregate principal amount of all indebtedness secured by liens on property or assets of Jabil and of any restricted subsidiary then outstanding (not including any such indebtedness secured by liens permitted to be incurred pursuant to paragraphs (i) through (xix) above) plus attributable debt (as defined below) of Jabil and its restricted subsidiaries in respect of sale and leaseback transactions, as defined in “– Limitation on Sale and Leaseback Transactions” below, that would otherwise be subject to the restrictions described below under “– Limitation on Sale and Leaseback Transactions” does not at the time such indebtedness is incurred exceed an amount equal to 15% of consolidated net tangible assets (as defined below).

For the purposes of determining compliance with this covenant, in the event that a lien meets the criteria of more than one of the types of liens described above, Jabil, in its sole discretion, will classify, and may reclassify, such lien and only be required to include the amount and type of such lien in one of the paragraphs (i) through (xix) above or the immediately preceding paragraph, and a lien may be divided and classified and reclassified into more than one of the types of liens described above.

For the purposes of the “Limitation on Liens” covenant described above, the creation of a lien to secure a guaranty or to secure indebtedness which existed prior to the creation of such lien, will be deemed to involve indebtedness in an amount equal to the principal amount guaranteed or secured by such lien, but the amount of indebtedness secured by liens will be computed without cumulating the underlying indebtedness with any guarantee thereof or lien securing the same.

Limitation on Sale and Leaseback Transactions

Jabil will not, and will not permit any restricted subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (other than Jabil or another restricted subsidiary) providing for the leasing by Jabil or any such restricted subsidiary of any property or assets for a period of more than three years (other than pursuant to so-called synthetic lease or tax retention operating lease transactions), which property or assets were or are owned or leased by Jabil or a restricted subsidiary and which have been or are to be sold or transferred by Jabil or such restricted subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or assets (a “sale and leaseback transaction”) unless either:

(i)	Jabil and its restricted subsidiaries would be entitled, pursuant to the provisions described in the “Limitation on Liens” covenant described above, to incur indebtedness secured by a lien on such property or assets in a principal amount equal to or exceeding the attributable debt in respect of such sale and leaseback transaction without equally and ratably securing the Notes; or

(ii)	Jabil, within 180 days after the sale or transfer, applies or causes a restricted subsidiary to apply an amount equal to the greater of the net proceeds of such sale or transfer or the fair value of such property at the time of entering into such sale and leaseback transaction (as determined by any two of the following: the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer and the Controller of Jabil) to the retirement of notes or other funded debt, as defined below, of Jabil (other than funded debt subordinated to the Notes) or funded debt of a restricted subsidiary; provided that the amount to be so applied shall be reduced by (a) the principal amount of the Notes delivered within 180 days after such sale or transfer to the trustee for retirement and cancellation, and (b) the principal amount of any such funded debt of Jabil or a restricted subsidiary, other than the Notes, voluntarily retired by Jabil or a restricted subsidiary within 180 days after such sale or transfer to the trustee for retirement and cancellation, excluding in the case of both (a) and (b), retirement pursuant to any mandatory prepayment or by payment at maturity.

Restrictions on Funded Debt of Restricted Subsidiaries

Jabil will not permit any restricted subsidiary to create, incur, issue, assume or guarantee any funded debt. This restriction will not apply if:

(i)	Jabil or such restricted subsidiary could create indebtedness secured by liens in accordance with one or more of clauses (i) through (xix) of the “Limitation on Liens” covenant described above (whether or not such indebtedness is in fact secured by liens) or enter into a sale and leaseback transaction in accordance with the “Limitation on Sale and Leaseback Transactions” covenant described above in an amount equal to such funded debt, without equally and ratably securing the Notes;

(ii)	such funded debt existed on January 16, 2008;

(iii)	such funded debt is owed to Jabil or any restricted subsidiary;

(iv)	such funded debt existed at the time the person that issued such funded debt became a restricted subsidiary, or was, through one or a series of transactions, merged with or into or consolidated with such restricted subsidiary, or at the time of a sale, lease or other disposition, through one or a series of transactions, of the properties of such person as an entirety to such restricted subsidiary, or arising thereafter

(a)	other than in connection with the borrowing of money arranged thereafter and

(b)	pursuant to contractual commitments entered into prior to and not in contemplation of such person becoming a restricted subsidiary and not in contemplation of any such merger or consolidation or any such sale, lease or other disposition;

(v)	such funded debt is guaranteed by Jabil;

(vi)	such funded debt is guaranteed by a governmental agency;

(vii)	such funded debt is issued, assumed or guaranteed in connection with, or with a view to, compliance by such restricted subsidiary with the requirements of any program adopted by any federal, state or local governmental authority and applicable to such restricted subsidiary and providing financial or tax benefits to such restricted subsidiary which are not available directly to Jabil;

(viii)	such funded debt is issued, assumed or guaranteed to pay all or any part of the purchase price or the construction cost of property or equipment acquired or constructed by a restricted subsidiary, provided such funded debt is incurred within 180 days after acquisition, completion of construction or commencement of full operation of such property, whichever is later, and, provided further, that the principal amount of such funded debt does not exceed 100% of the fair market value of the property or equipment acquired or constructed;

(ix)	such funded debt is nonrecourse; or

(x)	such funded debt is incurred for the purpose of extending, renewing, substituting, replacing or refunding funded debt permitted by the foregoing.

Notwithstanding the foregoing, any restricted subsidiary may create, incur, issue, assume or guarantee funded debt which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate outstanding principal amount of all other funded debt of Jabil’s restricted subsidiaries which would otherwise be subject to the foregoing restrictions (not including funded debt permitted to be incurred pursuant to clauses (i) through (x) above), does not at the time such funded debt is incurred exceed an amount equal to 15% of consolidated net tangible assets.

For the purposes of determining compliance with this covenant, in the event that an item of funded debt meets the criteria of more than one of the types of funded debt described above, Jabil, in its sole discretion, will classify, and may reclassify, such funded debt and only be required to include the amount and type of such funded debt in one of the above clauses or the immediately preceding paragraph, and an item of funded debt may be divided and classified and reclassified into more than one of the types of funded debt described above.

Limitation on Issuance of Guarantees by Subsidiaries

Jabil will not permit any of its subsidiaries, directly or indirectly, to guarantee any indebtedness of Jabil (“guaranteed indebtedness”), unless (i) such subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a guarantee (a “subsidiary guarantee”) of payment of the Notes by such subsidiary and (ii) such subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of any rights of reimbursement, indemnity or subrogation or any other rights against Jabil or any other subsidiary of Jabil as a result of any payment by such subsidiary under its subsidiary guarantee; provided that this paragraph shall not be applicable to any guarantee of any subsidiary of Jabil that existed at the time such person became a subsidiary of Jabil and was not incurred in connection with, or in contemplation of, such person becoming a subsidiary of Jabil. If the guaranteed indebtedness is (a) pari passu with the Notes, then the guarantee of such guaranteed indebtedness will be pari passu with, or subordinated to, the subsidiary guarantee or (b) subordinated to the Notes, then the guarantee of such guaranteed indebtedness will be subordinated to the subsidiary guarantee at least to the extent that the guaranteed indebtedness is subordinated to the Notes. Notwithstanding the foregoing, any subsidiary guarantee by a subsidiary of Jabil may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any person not an affiliate of Jabil, of all of Jabil’s and each other Jabil subsidiary’s capital stock in, or all or substantially all the assets of, such subsidiary (which sale, exchange or transfer is not prohibited by the indenture) or (ii) the release or discharge of the guarantee which resulted in the creation of such subsidiary guarantee, except a discharge or release by or as a result of payment under such guarantee.

Merger, Consolidation or Sale of Assets

The indenture provides that Jabil may not (i) consolidate, merge, combine or amalgamate with or into any other person or convey, transfer or lease its property and assets as an entirety or substantially as an entirety to any other person, or (ii) permit any other person to consolidate, merge, combine or amalgamate with or into Jabil, unless (a) (1) in the case of a consolidation, merger, combination or amalgamation, Jabil is the entity surviving such event, and (2) in the case that Jabil consolidates, merges, combines with or into another or amalgamates with or into another person or conveys, transfers or leases its properties and assets as an entirety or substantially as an entirety to any person, such person will expressly assume, by supplemental indenture satisfactory in form to the trustee, the due and punctual payment of the principal of, any premium and interest on and any additional amounts with respect to all of the Notes and other debt securities issued thereunder, and the performance of Jabil’s obligations under the indenture, and the Notes and other debt securities issued thereunder, and shall provide for conversion or exchange rights in accordance with the provisions of the debt securities of any series that are convertible or exchangeable into ordinary shares or other securities; (b) immediately after giving effect to such transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have happened and be continuing; and (c) certain other conditions are met.

The continuing person must be a corporation organized and existing under the laws of the U.S., any state thereof or the District of Columbia (a “U.S. corporation”) or, if the continuing person is not a U.S. corporation, it must agree by supplemental indenture:

•

to irrevocably appoint an agent in New York City as its agent for service of process in any suit, action or proceeding with respect to the indenture or the Notes and for actions brought under the federal or state securities laws brought in any federal or state court located in New York City, and submit to jurisdiction in New York;

•

that all payments on the Notes in respect of the principal of and any premium and interest shall be made without withholding or deduction for any present or future taxes, duties, assessments or governmental charges of any nature imposed or levied by or on behalf of the person’s jurisdiction of organization or political subdivision or taxing authority, unless the taxes are required by the jurisdiction, subdivision or authority to be withheld or deducted, in which case the person will pay additional amounts so that after deducting the taxes the holder of a Note receives the same amount that the holder would have received if the person were a U.S. corporation (provided, that, in the event of changes in taxes in the relevant jurisdiction after the date of the consolidation, merger or sale, the continuing person will have the right to redeem all, but not less than all, of the Notes at a redemption price equal to the principal amount plus accrued interest, if any, to the date of redemption, subject to the conditions set forth in the indenture);

•

to indemnify immediately the holder of each Note against (a) any tax, assessment or governmental charge imposed on the holder or required to be withheld or deducted from any payment to the holder as a consequence of the transaction in excess of the tax, assessment or governmental charge that would have been imposed on the holder or required to be withheld or deducted from any payment to the holder as a consequence of the transaction if the person was a U.S. corporation; and (b) any other tax costs or other tax expenses of the transaction that would not have been incurred if the person was a U.S. corporation.

If we or the continuing person deliver an opinion of an independent counsel or a tax consultant of recognized standing that the holder will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the transaction, a holder will have this right to indemnification only if and when gain for U.S. federal income tax purposes is actually recognized by the holder as a result of the transaction. In addition, the continuing person will not be required to pay additional amounts as described above with respect to any tax imposed or withheld because the holder or beneficial owner of a Note fails, upon request of the continuing person, to provide information concerning the nationality, residence or identity of the holder or beneficial owner, or to make any declaration or similar claim or satisfy any information or reporting requirement that is required or imposed under the income tax laws of the applicable jurisdiction as a precondition to exemption from all or part of the tax, assessment or other governmental charge.

Enforceability of Judgments

A substantial portion of our assets is located outside the U.S. and, as described above under “Merger, Consolidation or Sale of Assets” we are permitted to merge into, consolidate with or transfer all or substantially all of our properties and assets to a person domiciled outside the U.S. (although we have no present intention of doing so), subject to the conditions described under such heading. In such event, any judgment obtained in the U.S. against the successor person, including judgments with respect to payments on the debt securities, may not be collectible in the U.S. In addition, there is some doubt as to the enforceability in other countries, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities based solely on the federal securities laws of the U.S., and awards for punitive damages in actions brought in the U.S. or elsewhere may not be enforceable in certain jurisdictions.

SEC Reports

At any time that Jabil is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, Jabil will furnish to the trustee and make available on its website copies of such annual and quarterly reports and such information, documents and other reports as are required under Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation (and not a foreign private issuer) subject to such provisions, within 15 days after the date specified for the filing with the SEC of such information, documents and reports under such provisions. If at any time Jabil is not subject to Section 13 or 15(d) of the Exchange Act, Jabil will furnish to holders and prospective investors, upon their request, the information specified in Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of the Notes.

Events of Default

Each of the following is an “event of default” under the indenture with respect to the Notes:

(i)	default in the payment of any interest on the Notes, or any additional amounts payable with respect thereto, when such interest becomes, or such additional amounts become, due and payable, and continuance of such default for a period of 30 days;

(ii)	default in payment of principal or any premium with respect to the Notes, or any additional amounts payable with respect thereto, when due upon maturity, redemption or otherwise;

(iii)	default in the performance, or breach, of any covenant, warranty or agreement of Jabil in the indenture (other than a covenant or warranty included therein solely for the benefit of one or more series of debt securities other than the Notes) or the Notes, and the continuance of such default or breach for a period of 60 days after delivery of written notice to Jabil by the trustee or to Jabil and the trustee by the holders of not less than 25% in aggregate principal amount of the Notes then outstanding specifying such default or breach and requiring it to be remedied and stating that such notice is a “notice of default” under the indenture;

(iv)	there occurs with respect to any issue or issues of indebtedness (including any guarantee and any other series of debt securities) of Jabil or any restricted subsidiary having an outstanding principal amount of $50,000,000 or more in the aggregate for all such issues of all such persons, whether such indebtedness exists on the date hereof or shall hereafter be created, (a) an event of default that has caused the holder thereof to declare such indebtedness to be due and payable prior to its stated maturity and such indebtedness shall not have been discharged in full or such acceleration shall not have been rescinded or annulled within 30 days of such acceleration and/or (b) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(v)	Jabil or any of its restricted subsidiaries shall fail within 30 days to pay, bond or otherwise discharge uninsured judgments or court orders for the payment of money in excess of $50,000,000 in the aggregate, which are not stayed on appeal or are not otherwise being appropriately contested in good faith; or

(vi)	certain events of bankruptcy, insolvency or reorganization of Jabil or any of its restricted subsidiaries.

No event of default with respect to any particular series of debt securities necessarily constitutes an event of default with respect to any other series of debt securities issued pursuant to the indenture. The indenture provides that the trustee may withhold notice to the holders of the Notes of the occurrence of a default with respect to the Notes (except a default in payment of principal, premium, if any, or interest, if any) if the trustee considers it in the interest of the holders to do so. The trustee is obligated to withhold notice to the holders of the Notes for at least 30 days if the default is of the character specified in (iii) above.

The indenture provides that if an event of default with respect to the Notes of the type described in clause (vi) with respect to Jabil shall have occurred and be continuing, then the principal of, accrued and unpaid interest on and any additional amounts payable in respect of the Notes will become immediately due and payable. The indenture provides that if any other event of default with respect to the Notes shall have occurred and be continuing, either the trustee or the holders of at least 25% in principal amount of the Notes then outstanding may declare the principal amount of all the Notes to be due and payable immediately, but upon certain conditions such declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the Notes.

Subject to the provisions of the Trust Indenture Act requiring the trustee, during an event of default under the indenture, to act with the requisite standard of care, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the Notes unless such holders have offered the trustee reasonable indemnity. Subject to the foregoing, holders of a majority in principal amount of the then outstanding Notes shall have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to the Notes. The indenture requires the annual filing with the trustee of a certificate by Jabil as to whether or not it is in default under the terms of the indenture. Jabil is also required to deliver to each trustee, within five days after becoming aware thereof, written notice of any event of default or any event which after notice or lapse of time would constitute an event of default.

Notwithstanding any other provision of the indenture, the holders of the Notes shall have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on the Notes on the respective due dates therefor (as the same may be extended in accordance with the terms of the Notes) and to institute suit for enforcement of any such payment, and such right shall not be impaired without the consent of such holder.

Definitions

The indenture contains the following defined terms:

“additional amounts” means any additional amounts which are required by the indenture, under circumstances specified therein, to be paid by Jabil in respect of certain taxes, assessments or other governmental changes imposed on Note holders and which are owing to such Note holders.

“attributable debt” means, as to any particular lease under which any person is at the time liable for a term of more than 12 months, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the remaining term thereof (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates thereof to such date at the interest rate inherent in such lease (such rate to be determined by any two of the following: the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer and the Controller of Jabil), compounded annually. The net amount of rent required to be paid under any such lease for any such period should be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount of rent should include the lesser of (i) the total discounted net amount of rent required to be paid from the later of the first date upon which such lease may be so terminated or the date of the determination of such amount of rent, as the case may be, and (ii) the amount of such penalty (in which event no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated).

“capital stock” means (i) with respect to any person organized as a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) corporate stock, and (ii) with respect to any person that is not organized as a corporation, the partnership, membership or other equity interests or participations in such person.

“consolidated net tangible assets” means the total of all assets reflected on a consolidated balance sheet of Jabil and its consolidated subsidiaries, prepared in accordance with generally accepted accounting principles, at their net book values (after deducting related depreciation, depletion, amortization and all other valuation reserves which, in accordance with such principles, should be set aside in connection with the business conducted), but excluding goodwill, unamortized debt discount and all other like intangible assets, all as determined in accordance with such principles, less the aggregate of the current liabilities of Jabil and its consolidated subsidiaries reflected on such balance sheet, all as determined in accordance with such principles. For purposes of this definition, “current liabilities” include all indebtedness for money borrowed, incurred, issued, assumed or guaranteed by Jabil and its consolidated subsidiaries, and other payables and accruals, in each case payable on demand or due within one year of the date of determination of consolidated net tangible assets, but shall exclude any portion of long-term debt maturing within one year of the date of such determination, all as reflected on such consolidated balance sheet of Jabil and its consolidated subsidiaries, prepared in accordance with generally accepted accounting principles.

“consolidated subsidiary” means, at any date, any subsidiary or other entity the accounts of which would be consolidated with those of Jabil in its consolidated financial statements if such statements were prepared as of such date.

“Credit Facility” means, collectively, the Amended and Restated Five Year Credit Agreement dated as of July 19, 2007, among Jabil, the lenders named therein, and Citicorp USA, Inc., as administrative agent, any amendment, extension, renewal, increase, decrease, substitution or replacement of such agreement, and any other credit facility or facilities entered into by Jabil after such loan agreement or any such amendment, extension, renewal, increase, decrease, substitution or replacement have been cancelled or otherwise terminated.

“currency agreement” means any currency exchange contract, foreign exchange contract, currency swap agreement, cross-currency rate swap agreement, currency options agreement or other similar agreement or arrangement including the combinations of these transactions designed to protect Jabil or any restricted subsidiary of Jabil against fluctuations in currency values.

“funded debt” means indebtedness created, assumed or guaranteed by a person for money borrowed which matures by its terms, or is renewable by the borrower to a date, more than a year after the date of original creation, assumption or guarantee.

“generally accepted accounting principles” or “U.S. GAAP” means generally accepted accounting principles as in effect in the U.S. from time to time, applied on a basis consistent (except for changes concurred with by Jabil’s independent public accountants) with the most recent audited consolidated financial statements of Jabil and its consolidated subsidiaries.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreements to keep well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“indebtedness” means (a) any liability of Jabil or any of its subsidiaries (1) for borrowed money, or under any reimbursement obligation relating to a letter of credit or bank guaranty, or (2) evidenced by a bond, note, debenture or similar instrument, or (3) for payment obligations arising under any conditional sale or other title retention arrangement, purchase money obligation or deferred purchase price arrangement made in connection with the acquisition of any businesses, properties or assets of any kind, or (4) consisting of the discounted rental stream properly classified in accordance with generally accepted accounting principles on the balance sheet of Jabil or any of its subsidiaries, as lessee, as a capitalized lease obligation, or (5) under currency agreements and interest rate agreements, to the extent not otherwise included in this definition; (b) any liability of others of a type described in the preceding clause (a) to the extent that Jabil or any of its subsidiaries has guaranteed or is otherwise legally obligated in respect thereof; and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above. “Indebtedness” shall not be construed to include (y) trade payables or credit on open account to trade creditors incurred in the ordinary course of business (including vendor finance programs), or (z) obligations under supply or consignment contracts in the ordinary course of business or forward sales agreements for inventory. Accrual of interest, accretion or amortization of original issue discount will not be deemed to be an incurrence of indebtedness for purposes of the covenant restricting funded debt of restricted subsidiaries.

“interest rate agreement” means, for any person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement, including the combination of these transactions, designed to protect the party indicated therein against fluctuations in interest rates.

“lien” means, with respect to any asset, any pledge, mortgage, charge, encumbrance or security interest in respect of such asset; provided that any transaction (including, without limitation, any sale of accounts receivable) which is treated as a sale of assets under U.S. GAAP shall be so treated and any asset which is so sold shall not be deemed subject to a lien. Pursuant to the indenture, a contractual grant of a right of set-off (which may include a security interest granted in the same collateral) or a contractual lien on property in transit to or in the possession of the lienor, does not create a lien in the absence of an agreement to maintain a balance or deliver property against which such right may be exercised.

“permitted receivables transaction” means any transaction or series of transactions entered into by Jabil or any of its restricted subsidiaries in order to monetize or otherwise finance receivables, leases or other financial assets (including, without limitation, financing contracts) or other transactions evidenced by receivables purchase agreements, factoring agreements and other similar agreements pursuant to which receivables are sold at a discount (in each case whether now existing or arising in the future), and which may include a grant of a security interest in any such receivables, leases, other financial assets (whether now existing or arising in the future) of Jabil or any of its restricted subsidiaries, and any assets related thereto, including all collateral securing such receivables, leases, or other financial assets, all contracts and all guarantees or other obligations in respect thereof, proceeds thereof and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions or factoring transactions involving receivables, leases, or other financial assets or other transactions evidenced by receivables purchase agreements, factoring agreements and other similar agreements pursuant to which receivables are sold at a discount.

“person” means any individual, corporation, partnership, joint venture, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“restricted subsidiary” means, at any time, each and every subsidiary at least 80% (by number of votes) of the voting stock of which is legally and beneficially owned by Jabil and its wholly-owned restricted subsidiaries at such time.

“subsidiary of Jabil” means any corporation, association or other business entity of which at the time of determination Jabil or one or more Jabil subsidiaries owns or controls more than 50% of the shares of voting stock.

“surety obligations” means any bonds, including bid bonds, advance bonds, or performance bonds, letters of credits, warranties, and similar arrangements between Jabil or any of its restricted subsidiaries and one or more surety providers, for the benefit of Jabil’s or any restricted subsidiary’s suppliers, vendors, insurers, or customers including, in each case, any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended, modified, renewed, refunded, replaced, restated or refinanced from time to time, and in each case exclusive of obligations for the payment of borrowed money.

“voting stock” means stock or equivalent equity interest that ordinarily has voting power for the election of directors, managers or trustees, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“wholly-owned restricted subsidiary” means, at any time, any restricted subsidiary 100% of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by Jabil and/or any one or more of Jabil’s other wholly-owned restricted subsidiaries at such time.

Discharge, Defeasance and Covenant Defeasance

Upon the direction of Jabil, the indenture shall cease to be of further effect with respect to the Notes (subject to the survival of certain provisions thereof, including the obligation to pay additional amounts) when (i) either (a) all of the outstanding Notes have been delivered to the trustee for cancellation (subject to certain exceptions) or (b) all of the Notes have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and Jabil has deposited with the trustee, in trust, funds in U.S. dollars, in an amount sufficient to pay the entire indebtedness on the Notes in respect of principal and interest to the date of such deposit (if the Notes have become due and payable) or to the maturity thereof, as the case may be, (ii) Jabil has paid all other sums payable under the indenture with respect to the Notes and (iii) certain other conditions are met. Jabil will remain obligated, following such deposit, to pay additional amounts on the Notes to the extent that the amount thereof exceeds the amount deposited in respect of such additional amounts as aforesaid.

The indenture provides that Jabil may elect with respect to the Notes either to defease and be discharged from (i) any and all obligations with respect to the Notes (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the Notes to the extent that the amount thereof exceeds the amount deposited in respect of such additional amounts as provided below, and the obligations to register the transfer or exchange of the Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes, to hold moneys for payment in trust) (“defeasance”) or (ii) certain restrictive covenants, if any, in the indenture, and any omission to comply with such obligations shall not constitute a default or an event of default with respect to the Notes (“covenant defeasance”), in either case upon the irrevocable deposit with the trustee (or other qualifying trustee), in trust for such purpose, of an amount, in U.S. dollars, and/or government obligations, as defined below, which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of and any premium and any interest on (and, to the extent that (x) the Notes provide for the payment of additional amounts and (y) the amount of any such additional amounts is at the time of deposit reasonably determinable by Jabil (in the exercise of its sole discretion), any such additional amounts with respect to) the Notes, and any mandatory payments thereon, on the scheduled due dates therefor or the applicable redemption date, as the case may be.

Such a trust may only be established if, among other things, (i) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which Jabil is a party or by which it is bound, (ii) no event of default or event which with notice or lapse of time or both would become an event of default with respect to the Notes shall have occurred and be continuing on the date of establishment of such a trust and, with respect to defeasance only, at any time (during the period ending on the 123rd day after such date) and (iii) Jabil has delivered to the trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by Jabil, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

“government obligations” means debt securities which are (i) direct obligations of the U.S. where the payment or payments thereunder are supported by the full faith and credit of the U.S. or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the U.S. where the timely payment or payments thereunder are unconditionally guaranteed as a full faith and credit obligation by the U.S., and which, in the case of (i) or (ii), are not callable or redeemable at the option of the issuer or issuers thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such government obligation or a specific payment of interest on or principal of or other amount with respect to any such government obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the government obligation or the specific payment of interest on or principal of or other amount with respect to the government obligation evidenced by such depository receipt.

Modification, Waivers and Meetings

The indenture contains provisions permitting Jabil and the trustee thereunder, with the consent of the holders of a majority in principal amount of the outstanding Notes or other debt securities of each series issued under the indenture and affected by a modification or amendment, to modify or amend any of the provisions of the indenture or of the Notes or the debt securities of such other series or the rights of the holders of the Notes or the debt securities of such other series under the indenture, provided that no such modification or amendment shall, without the consent of the holder of each outstanding Note or other debt security issued under the indenture so affected, among other things:

•

change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on, or any additional amounts with respect to any debt securities issued under the indenture or reduce the principal amount thereof or any redemption premium thereon or any additional amounts with respect to, or reduce the rate of interest thereon, or reduce the amount of principal of any original issue discount securities that would be due and payable upon an acceleration of the maturity thereof;

•	adversely affect any right of repayment at the option of any holder, or change any place where, or the currency in which, any debt securities issued under the indenture are payable;

•

affect the ranking, or with respect to collateral the priority or security, of the debt securities of each applicable series (other than as expressly permitted in the supplemental indenture relating to such series or the terms of the securities, in each case at the time of issuance of such securities), in a manner adverse to the holders of such securities;

•

make any change that adversely affects the right to convert or exchange any debt security into or for shares of common stock of Jabil or other securities (whether or not issued by Jabil), cash or property in accordance with its terms;

•	impair the holder’s right to institute suit to enforce the payment of any such debt securities on or after the stated maturity thereof; or

•

reduce the aforesaid percentage in principle amount of debt securities of any series issued under the indenture, the consent of the holders of which is required for any such modification or amendment or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences) or reduce the requirements for a quorum or voting at a meeting of holders of such debt securities.

The indenture also contains provisions permitting Jabil and the trustee, without the consent of the holders of the Notes or any debt securities of any other series issued thereunder, to modify or amend the indenture in order, among other things:

•	to add to the covenants of Jabil made in the indenture for the benefit of the holders of any series of the debt securities or to surrender any right or power conferred upon Jabil by the indenture;

•	to add to the events of default or the covenants of Jabil for the benefit of the holders of all or any series of debt securities issued under the indenture;

•

to add or change any provisions of the indenture to facilitate the issuance of bearer securities, to change any restrictions on the payment of principal of, any premium of interest on or any additional amounts with respect to any series of debt securities;

•	to establish the form or terms of debt securities of any series and any related coupons;

•	to provide for the acceptance of appointment by a successor trustee, or to add to or change the provisions of the indenture to facilitate the administration of the trusts, where applicable;

•	to secure the debt securities;

•	to provide for conversion or exchange rights of the holders of any series of debt securities;

•

to cure any ambiguity or correct or supplement any provision therein which may be inconsistent with other provisions therein, or to make any other provisions with respect to matters or questions arising under the indenture which shall not materially and adversely affect the interests of the holders of any series of debt securities issued thereunder in any material respect;

•

to amend or supplement any provision contained in the indenture, provided that such amendment or supplement does not apply to any outstanding debt securities issued prior to the date of such amendment or supplement and entitled to the benefits of such provision; or

•

to amend or supplement any provision therein or in any supplemental indenture, provided that no such amendment or supplement shall materially and adversely affect the interests of the holders of any debt securities then outstanding under the applicable indenture.

The holders of a majority in aggregate principal amount of the outstanding Notes may, on behalf of all holders of the Notes, waive any past default under the indenture with respect to the Notes and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on, or any additional amounts with respect to the Notes or in respect of a covenant or provision which cannot be modified or amended without the consent of each holder of outstanding Notes.

The indenture contains provisions for convening meetings of the holders of the Notes. A meeting may be called at any time by the trustee, and also, upon request, by Jabil or the holders of at least 10% in principal amount of the outstanding Notes, in any such case upon notice given in accordance with the provisions of the indenture. Except for any consent which must be given by the holder of each outstanding debt security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum (as described below) is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Notes. However, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority in principal amount of the outstanding Notes, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Notes. Any resolution passed or decision taken at any meeting of holders of the Notes duly held in accordance with the indenture will be binding on all holders of the Notes. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Notes, subject to certain exceptions.

Same-day Settlement and Payment

The Notes will trade in the same-day funds settlement system of DTC until maturity or until Jabil issues the Notes in certificated form. DTC will therefore require secondary market trading activity in the Notes to settle in immediately available funds. Jabil can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

Book-entry; Delivery and Form; Global Notes

The Registered Notes will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Investors may hold their interests in a global note directly through DTC, if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of Notes represented by interests in a global note will not be entitled to receive their Notes in fully registered certificated form.

DTC

DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants (as defined above) or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the Registered Notes represented by the global note for all purposes under the indenture, the Registered Notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive certificated Registered Notes and will not be considered to be the owners or holders of any Registered Notes under the global note. Jabil understands that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of physical certificate of that interest.

All payments on the Registered Notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

Jabil expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. Jabil also expects that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither Jabil, the initial purchasers, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

Unless and until it is exchanged in whole or in part for certificated Registered Notes, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Jabil expects that DTC will take any action permitted to be taken by a holder of Registered Notes (including the presentation of Registered Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the Registered Notes as to which such participant or participants has or have given such direction.

Although Jabil expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Jabil, the initial purchasers nor the trustee will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The indenture provides that, if (1) DTC notifies Jabil that it is unwilling or unable to continue as depository or if DTC ceases to be eligible under the indenture and Jabil does not appoint a successor depository within 90 days, (2) Jabil determines that the Notes shall no longer be represented by global notes and executes and delivers to the trustee a company order to such effect or (3) an event of default with respect to the Registered Notes shall have occurred and be continuing, DTC may exchange the global notes for Registered Notes in certificated form of like tenor and of an equal principal amount, in authorized denominations. These certificated Registered Notes will be registered in such name or names as DTC shall instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Jabil believes to be reliable, but Jabil does not take responsibility for its accuracy.

Euroclear and Clearstream, Luxembourg

You may hold interests in the global notes through Clearstream Banking, société anonyme, which is referred to as “Clearstream, Luxembourg,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which is referred to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the Registered Notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. Jabil has no control over those systems or their participants, and it takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the U.S.

In addition, because of time-zone differences, U.S. investors who hold their interests in the Registered Notes through these systems and wish on a particular day to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Governing Law

The indenture and the Registered Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

The Bank of New York Trust Company, N.A. is the trustee under the indenture and has also been appointed by Jabil to act as registrar, transfer agent and paying agent for the Registered Notes.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The exchange of Unregistered Notes for Registered Notes in the exchange offer will not result in any U.S. federal income tax consequences to holders. When a holder exchanges Unregistered Notes for Registered Notes in the exchange offer, the holder will have the same adjusted basis and holding period in the Registered Notes as in the Unregistered Notes immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Registered Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Registered Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for securities where such securities were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

The Company will not receive any proceeds from any sale of Registered Notes by brokers-dealers. Registered Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Registered Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Registered Notes. Any broker-dealer that resells Registered Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Registered Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of Registered Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of one year after the expiration date, the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Holland & Knight LLP, Tampa, Florida has passed upon the validity of the securities offered hereby for Jabil.

EXPERTS

The consolidated financial statements and schedule of Jabil Circuit, Inc. as of August 31, 2007 and 2006, and for each of the years in the three-year period ended August 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of August 31, 2007 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report incorporated by reference herein covering the August 31, 2007 consolidated financial statements contains an explanatory paragraph that states that the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit and Postretirement Plans, as of August 31, 2007.

The audit report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of August 31, 2007, contains an explanatory paragraph that states on November 22, 2006, the Company entered into a merger agreement with Taiwan Green Point Enterprises Co., Ltd. (“Green Point”). As permitted by Securities and Exchange Commission guidance, the scope of our Section 404 evaluation for the fiscal year ending August 31, 2007 did not include the internal controls over financial reporting of the acquired operations of Green Point. Green Point is included in the Company’s consolidated financial statements beginning on January 16, 2007, representing $1.2 billion of total assets at August 31, 2007 and $343.1 million of net revenue for the fiscal year ended August 31, 2007.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. We have filed a registration statement on Form S-4 to register the Registered Notes to be issued in exchange for the Unregistered Notes. This prospectus, which forms part of the registration statement, does not contain all of the information contained in the registration statement or the exhibits to the registration statement. You should note that where we summarize in this prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in this prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed with the registration statement for copies of the actual contract, agreement or document.

For further information about our company and the Registered Notes offered in this prospectus, you should refer to the registration statement and its exhibits. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at http://www.jabil.com; however, that information is not part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The information incorporated by reference is considered to be a part of this prospectus, and any later information that we file with the SEC will automatically update and supersede this information. The documents and other information incorporated by reference are:

•	Annual Report on Form 10-K for the year ended August 31, 2007.

•	Quarterly Reports on Form 10-Q for the quarters ended November 30, 2007 and February 29, 2008.

•	Current Reports on Form 8-K or Form 8-K/A filed with the SEC on October 30, 2007, December 27, 2007, January 17, 2008 and May 20, 2008.

•

All documents filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act, or we incorporate it by reference into a filing under the Securities Act or the Exchange Act).

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Notwithstanding the foregoing, we are not incorporating any document or information that we deemed within a Current Report on Form 8-K or Form 8-K/A to have been furnished and not filed in accordance with SEC rules. You can obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s web site at the address described above. Documents incorporated by reference are also available from us without charge excluding any exhibits to those documents. You can request those documents by visiting our website at http://www.jabil.com, by calling (727) 577-9749, or by making a written request to our Investor Relations Department at:

Jabil Circuit, Inc.

Attention: Beth A. Walters, Vice President – Communications & Investor Relations

10560 Dr. Martin Luther King, Jr. Street North

St. Petersburg, Florida 33716

Please note that information contained in our website, whether currently posted or posted in the future, is not a part of this prospectus or the documents incorporated by reference in this prospectus.

$400,000,000

Jabil Circuit, Inc.

Offer to Exchange

8.250% Senior Notes due 2018 of Jabil Circuit, Inc.

Registered under the Securities Act of 1933, as amended,

For

Any and All Outstanding 8.250% Senior Notes due 2018

PROSPECTUS

                    , 2008

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

As authorized by Section 145 of the General Corporation Law of the State of Delaware (“DGCL”), each director and officer of the Registrant may be indemnified by the Registrant against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of the Registrant if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Registrant, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the Registrant unless a court determines otherwise.

Article Tenth of the Registrant’s Certificate of Incorporation provides for mandatory indemnification of the Registrant’s directors, officers and employees and Article VI of the Registrant’s Amended and Restated Bylaws provide for permissible indemnification of other agents to the maximum extent permitted by the DGCL. The Registrant has entered into Indemnification Agreements with its officers and directors with further indemnification to the maximum extent permitted by the DGCL.

The general effect of the foregoing provisions may be to reduce the circumstances in which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.		Description
4.1(1)	–	Indenture, dated January 16, 2008, by and between Jabil Circuit, Inc. and The Bank of New York Trust Company, N.A., as trustee.

4.2(1)	–	Registration Rights Agreement dated January 16, 2008, by and among Jabil Circuit, Inc. and the representatives of the initial purchasers of the Unregistered Notes issued on that date.

4.3(2)	–	Registration Rights Agreement dated May 19, 2008, by and among Jabil Circuit, Inc. and the representatives of the initial purchasers of the Unregistered Notes issued on that date.

4.4*	–	Form of 8.250% Registered Notes issued on January 16, 2008.

4.5(2)	–	Form of 8.250% Registered Notes issued on May 19, 2008.

5.1*	–	Opinion of Holland & Knight LLP

12.1**	–	Statement Regarding Computation of Ratio of Earnings to Fixed Charges

23.1**	–	Consent of Independent Registered Public Accounting Firm.

24.1*	–	Power of Attorney.

25.1*	–	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of The Bank of New York Trust Company, N.A., with respect to the Indenture.

99.1**	–	Form of Letter of Transmittal

99.2**	–	Form of Notice of Guaranteed Delivery.

Exhibit No.		Description
99.3**	–	Form of Letter to Nominees

99.4**	–	Form of Letter to Clients

*	Previously filed.
**	Filed herewith.
(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed by the Registrant on January 17, 2008.
(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed by the Registrant on May 20, 2008.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on May 22, 2008.

Jabil Circuit, Inc.
Registrant

By:	/s/ Forbes I.J. Alexander
Forbes I.J. Alexander
Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on May 22, 2008.

Signatures		Title

By:	/s/ *	Chairman of the Board of Directors
William D. Morean

By:	/s/ *	Vice Chairman of the Board of Directors
Thomas A. Sansone

By:	/s/ *	President, Chief Executive Officer and Director (Principal Executive Officer)
Timothy L. Main

By:	/s/ Forbes I.J. Alexander	Chief Financial Officer (Principal Financial and Accounting Officer)
Forbes I.J. Alexander

By:	/s/ *	Director
Lawrence J. Murphy

By:	/s/ *	Director
Mel S. Lavitt

By:	/s/ *	Director
Steven A. Raymund

By:	/s/ *	Director
Frank A. Newman

By:	/s/ *	Director
Laurence S. Grafstein

By:	/s/ *	Director
Kathleen A. Walters

*By:	/s/ Forbes I.J. Alexander
Forbes I.J. Alexander Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.		Description
4.1(1)	–	Indenture, dated January 16, 2008, by and between Jabil Circuit, Inc. and The Bank of New York Trust Company, N.A., as trustee.

4.2(1)	–	Registration Rights Agreement dated January 16, 2008, by and among Jabil Circuit, Inc. and the representatives of the initial purchasers of the Unregistered Notes issued on that date.

4.3(2)	–	Registration Rights Agreement dated May 19, 2008, by and among Jabil Circuit, Inc. and the representatives of the initial purchasers of the Unregistered Notes issued on that date.

4.4*	–	Form of 8.250% Registered Notes issued on January 16, 2008.

4.5(2)	–	Form of 8.250% Registered Notes issued on May 19, 2008.

5.1*	–	Opinion of Holland & Knight LLP

12.1**	–	Statement Regarding Computation of Ratio of Earnings to Fixed Charges

23.1**	–	Consent of Independent Registered Public Accounting Firm.

24.1*	–	Power of Attorney.

25.1*	–	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of The Bank of New York Trust Company, N.A., with respect to the Indenture.

99.1**	–	Form of Letter of Transmittal

99.2**	–	Form of Notice of Guaranteed Delivery.

99.3**	–	Form of Letter to Nominees

99.4**	–	Form of Letter to Clients

*	Previously filed.
**	Filed herewith.
(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed by the Registrant on January 17, 2008.
(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed by the Registrant on May 20, 2008.